Exhibit 2.1

EXECUTION COPY

MEMBERSHIP INTEREST PURCHASE AGREEMENT

by and among

CATALENT PHARMA SOLUTIONS, INC.

as Buyer

BETTERA HOLDINGS, LLC,

as the Company

THE MEMBERS OF THE COMPANY,

as the Sellers

and

HIGHLANDER PARTNERS CANDY, LLC,

as the Representative

dated as of August 29, 2021

i

ii

EXHIBITS

Exhibit A – Net Working Capital

Exhibit B – Supply Agreements

Exhibit C – Restructuring Agreements

Exhibit D – Tax Allocation Statement

iii

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Membership Interest Purchase Agreement (this “Agreement”), dated as of August 29, 2021, is entered into by and among Catalent Pharma Solutions, Inc., a Delaware corporation (“Buyer”), Bettera Holdings, LLC, a Delaware limited liability company (the “Company”), the undersigned members of the Company (each, a “Seller” and collectively, the “Sellers”) and the Representative (as defined below).

RECITALS

WHEREAS, prior to the consummation of the transactions contemplated by this Agreement, the Sellers and the Company will complete a restructuring with the steps, and resulting in the structure, set forth on Section 1.1(a) of the Disclosure Schedules (the “Restructuring”);

WHEREAS, the Sellers collectively own all of the issued and outstanding membership interests of the Company (the “Membership Interests”); and

WHEREAS, the Sellers wish to sell to Buyer, and Buyer wishes to purchase from the Sellers, all of the Membership Interests, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

The following terms have the meanings specified or referred to in this ARTICLE I:

“Access Restrictions” has the meaning set forth in Section 6.10(a).

“Accrued Income Taxes” shall mean the aggregate unpaid Income Tax liability of the Acquired Companies attributable to any Pre-Closing Tax Period. For purposes of the preceding sentence, the unpaid Income Tax liability of the Acquired Companies shall (i) except as required by Law, be determined in a manner consistent with the past practice of the Acquired Companies, including applicable assumptions, elections and prior filing positions taken by each Acquired Company on its Tax Returns; (ii) take into account Transaction Deductions as deductible in the Pre-Closing Tax Period to the extent permitted by Law (under not less than a “more likely than not” standard); (iii) be calculated in accordance with the provisions of Section 6.03(a)(iv), and (iv) disregard any transactions outside the ordinary course of business taken by the Acquired Companies on the Closing Date but after the Closing at the direction of Buyer or its Affiliates.

“Accrued Leave” has the meaning set forth in Section 6.02(b).

“Acquired Company” and “Acquired Companies” have the meaning set forth in Section 4.03.

“Acquisition Date” means, with respect to an Acquired Company listed on Section 1.1(b) of the Disclosure Schedules, the date set forth immediately across from the name of such Acquired Company thereon.

“Action” means any action, litigation, suit, claim, demand, investigation, arbitration, mediation or other dispute resolution, judicial or administrative proceeding, whether civil or criminal, at law or in equity.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Affiliate Arrangements” has the meaning set forth in Section 4.20.

“Agreement” has the meaning set forth in the preamble.

“Antitrust Laws” means any federal or state or foreign or supranational Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition or restraint of trade.

“Audited Financial Statements” has the meaning set forth in Section 4.07.

“Balance Sheet” means the audited consolidated balance sheet of the Acquired Companies as at December 31, 2020 contained in the Audited Financial Statements.

“Balance Sheet Date” means December 31, 2020.

“Base Purchase Price” has the meaning set forth in Section 2.02.

“Benefit Plan” has the meaning set forth in Section 4.17(a).

“Bettera 401(k) Plan” has the meaning set forth in Section 6.02(c).

“Business” has the meaning set forth in Section 6.12(c).

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Dallas, Texas are required by Law to be closed for business.

“Buyer” has the meaning set forth in the preamble.

“Buyer 401(k) Plan” has the meaning set forth in Section 6.02(c).

“Buyer Benefit Plans” has the meaning set forth in Section 6.02(a).

“Buyer Controlled Proceeding” has the meaning set forth in Section 6.03(g)(iii).

“Buyer Tax Returns” has the meaning set forth in Section 6.03(a)(iii).

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act.

“Cash” means all cash and cash equivalents of the Acquired Companies as of the Measurement Time, including cash in bank accounts, funds in transit (including any uncashed incoming checks), money orders and other cash equivalents, excluding any Excluded Deposits as of the Measurement Time.

“Claim” has the meaning set forth in Section 9.16.

“Closing” has the meaning set forth in Section 2.07.

“Closing Balance Sheet” has the meaning set forth in Section 2.04.

“Closing Cash” has the meaning set forth in Section 2.05(a).

“Closing Company Transaction Costs” has the meaning set forth in Section 2.05(a).

“Closing Date” has the meaning set forth in Section 2.07.

“Closing Indebtedness” has the meaning set forth in Section 2.05(a).

“Closing Net Working Capital Deficiency” has the meaning set forth in Section 2.05(a).

“Closing Payment” has the meaning set forth in Section 2.03(a).

“Closing Statement” has the meaning set forth in Section 2.04.

“Code” means the Internal Revenue Code of 1986.

“Company” has the meaning set forth in the preamble.

“Company Continuing Employee” has the meaning set forth in Section 6.02(a).

“Company Intellectual Property” has the meaning set forth in Section 4.12(a).

“Company Releasees” has the meaning set forth in Section 9.16.

“Company Systems” has the meaning set forth in Section 4.12(g).

“Company Transaction Costs” means (i) all fees, expenses, costs or other amounts of any brokers, investment bankers, financial advisors, consultants, accountants, attorneys or other professionals engaged by or paid by any Acquired Company or the Seller in connection with the structuring, negotiation or consummation of the transactions contemplated by this Agreement and the other agreements entered into as contemplated hereby, (ii) all fees, expenses, costs or other amounts payable or reimbursable by an Acquired Company pursuant to the Management Agreement or in connection with termination of the Management Agreement at or prior to the Closing, and any other fees, expenses, costs or other amounts payable by an Acquired Company to any Seller (or Affiliate thereof) pursuant to any advisory, monitoring, services or similar agreement (including in connection with the termination of such agreement at or prior to the Closing), (iii) all sale, retention, transaction, or change in control bonuses, severance payments, or other similar payments or compensatory amounts that become accelerated or otherwise due or payable to any current or former employees, consultants, or other individual service providers of any Acquired Company, in each case, in connection with, or as a result of, the transactions contemplated by this Agreement and the other agreements entered into as contemplated hereby, (iv) any Transfer Taxes required to be borne by the Sellers under Section 6.03(d), and (v) all fees, costs and expenses incurred in connection with the Restructuring, in the case of each of the foregoing clauses (i) through (v), to the extent any of the foregoing amounts remains unpaid or otherwise constitutes a liability of an Acquired Company as of or following the Closing.

“Competing Transaction” has the meaning set forth in Section 6.14.

“Confidential Information” means information that is not generally known to the public with respect to the terms of the transactions contemplated hereby and the other agreements entered into as contemplated hereby and the non-public or proprietary information of the Acquired Companies, including any information of the type intended to be kept confidential pursuant to the Confidentiality Agreement, any non-public or proprietary Company Intellectual Property and any other non-public or proprietary information related to the business of the Acquired Companies.

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of June 22, 2021, between Catalent Pharma Solutions, Inc. and the Company.

“Contract” means any agreement, contract, purchase order, arrangement, understanding, obligation or commitment to which a Person is bound or to which its assets or properties are subject, and any schedule, exhibit, amendment or supplement to any of them.

“Contractual Representations” has the meaning set forth in Section 6.11.

“Current Assets” means, as of the Measurement Time, the sum of all current assets of the Acquired Companies, as determined in accordance with Exhibit A; provided, however, that Current Assets shall not include (a) intercompany accounts and obligations owed among any of the Acquired Companies to another Acquired Company, (b) Cash and (c) Income Tax assets (including deferred Tax assets).

“Current Liabilities” means, as of the Measurement Time, the sum of all current liabilities of the Acquired Companies as determined in accordance with Exhibit A; provided, however, that (a) no reserves reflected on such Balance Sheet (including, but not limited to, the allowance for bad debts, allowances for potential future adjustments of filed cost reports, insurance accruals and other contingent matters) shall be increased or reduced or eliminated, except in the case of a reduction or elimination by reason of a payment or credit occurring in the ordinary course of business and consistent with past practices and (b) Current Liabilities shall not include, in whole or in part, any (i) Company Transaction Costs, (ii) Indebtedness, including the current portion of Indebtedness, and accrued and unpaid interest on Indebtedness, or any costs associated with any refinancing thereof by Buyer (including debt issuance costs shown as contra-debt), (iii)

intercompany accounts and obligations owed among any of the Acquired Companies to another Acquired Company and (iv) liabilities for Income Taxes.

“Data Room” means the Merrill DatasiteOne electronic documentation site established by Merrill Corporation on behalf of the Company in connection with the transactions contemplated by this Agreement.

“Disclosure Schedules” means the Disclosure Schedules delivered by the Sellers, the Company and Buyer concurrently with the execution and delivery of this Agreement.

“Dollars” or “$” means the lawful currency of the United States.

“Encumbrance” means any lien, pledge, mortgage, deed of trust, security interest, charge, claim, restriction, option, right of first refusal, easement, encroachment or other similar encumbrance.

“Environmental Claim” means any Action (including any notice of violation or notice of potential responsibility) by any Person alleging any liability or obligation resulting from, arising out of or relating to: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) resulting from, arising out of or relating to environmental pollution (including noise pollution) (or the cleanup thereof) or the protection of natural resources or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata), or human health and safety (to the extent relating to Hazardous Materials); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, Release, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. §§ 9601 et seq.; the Superfund Amendments and Reauthorization Act of 1986; the Solid Waste Disposal Act, 42 U.S.C. §§ 6901 et seq.; the Resource Conservation and Recovery Act of 1976; the Hazardous and Solid Waste Amendments of 1984; the Federal Water Pollution Control Act of 1972, 33 U.S.C. §§ 1251 et seq.; the Clean Water Act of 1977; the Clean Air Act of 1970, 42 U.S.C. §§ 7401 et seq.; and the Clean Air Act Amendments of 1977 and 1990.

“Environmental Permit” means any Permit required under or obtained in accordance with Environmental Law.

“Equity Securities” of any Person means any and all shares of capital stock, warrants, options or other rights to purchase shares of capital stock (in each case, whether or not currently exercisable), participations or other equivalents of or interests in (however designated) the equity (including common stock, preferred stock and limited liability company, partnership and joint venture interests) of such Person, and all securities or Contracts that are exchangeable for, derivatives of, or convertible or exercisable into, any of the foregoing (including restricted stock units, restricted stock, phantom stock and stock appreciation rights).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person that, together with the Acquired Companies, is or was at any time treated as a single employer under Section 414 of the Code or Section 4001 of ERISA and the regulations promulgated thereunder.

“Estimated Cash” has the meaning set forth in Section 2.04.

“Estimated Company Transaction Costs” has the meaning set forth in Section 2.04.

“Estimated Indebtedness” has the meaning set forth in Section 2.04.

“Estimated Purchase Price” means an amount equal to (i) the Base Purchase Price, minus (ii) Estimated Indebtedness, minus (iii) Estimated Company Transaction Costs, minus (iv) the Estimated Net Working Capital Deficiency, if any, plus (v) Estimated Cash.

“Estimated Net Working Capital Deficiency” has the meaning set forth in Section 2.04.

“Event” means any change, event, state of facts, development, effect, condition, circumstance, matter or occurrence.

“Extra-Contractual Information” has the meaning set forth in Section 6.11.

“Excluded Deposits” means the amounts described on Section 1.1(c) of the Disclosure Schedules.

“FCPA” has the meaning set forth in Section 4.26.

“FDA” has the meaning set forth in Section 4.23.

“Final Balance Sheet” has the meaning set forth in Section 2.05(a).

“Final Cash” has the meaning set forth in Section 2.05(c).

“Final Closing Statement” has the meaning set forth in Section 2.05(a).

“Final Company Transaction Costs” has the meaning set forth in Section 2.05(c).

“Final Indebtedness” has the meaning set forth in Section 2.05(c).

“Final Net Working Capital Deficiency” has the meaning set forth in Section 2.05(c).

“Final Purchase Price” means an amount equal to (i) the Base Purchase Price, minus (ii) Final Indebtedness, minus (iii) Final Company Transaction Costs, minus (iv) Final Net Working Capital Deficiency, if any, plus (v) Final Cash.

“Financial Statements” has the meaning set forth in Section 4.16.

“Financing” has the meaning set forth in Section 6.10(b).

“First Extended Outside Date” has the meaning set forth in Section 8.01(b)(ii).

“Flow-Through Tax Return” means a federal or state Tax Return reporting income of any Acquired Company that is allocable to and reportable as income of the Sellers for any Pre-Closing Tax Period under applicable Law.

“Food and Drug Regulatory Authorities” has the meaning set forth in Section 4.23.

“Fraud” means, with respect to a Person, common law fraud under applicable Laws of the State of Delaware, solely in the making of the express representations and warranties in this Agreement, and specifically excluding constructive and negligent fraud.

“GAAP” means United States generally accepted accounting principles and practices in effect from time to time, consistently applied.

“General Enforceability Exceptions” has the meaning set forth in Section 3.03.

“Governmental Authority” means any federal, state, local, county, regional, municipal, domestic, supranational or foreign government, quasi-government, regulatory or administrative authority or any agency, commission or instrumentality of such government, any court or tribunal of competent jurisdiction or any arbitration panel (public or private).

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by any Governmental Authority.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, that is listed or classified as hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect, or otherwise regulated, under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, poly- and perfluoroalkyl substances, toxic mold and polychlorinated biphenyls.

“Hilo” has the meaning set forth in Section 4.09(c).

“HPC” has the meaning set forth in Section 6.02(d).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Income Tax” means any Tax imposed on or determined in whole or in part with reference to income, gross receipts, profits or similar measure (but not including any sales, use, real or personal property, transfer or similar Taxes).

“Indebtedness” means, without duplication, except for intercompany accounts and amounts or obligations owed among any of the Acquired Companies to another Acquired Company, (a) all indebtedness of any Acquired Company for the repayment of borrowed money, whether or not represented by bonds, debentures, notes or similar instruments, (b) all other indebtedness of the Acquired Companies evidenced by bonds, debentures, notes or similar instruments, (c) any obligations under leases required to be capitalized as finance leases in accordance with Accounting Standards Update 2016-02, Leases (Topic 842), as amended, issued by the Financial Accounting Standards Board (“FASB ASU 2016-02”) if FASB ASU 2016-02 were adopted by the Companies (for the avoidance of doubt, excluding obligations under leases required to be capitalized as operating leases in accordance with FASB ASU 2016-02), (d) all indebtedness of any Acquired Company secured by a purchase money mortgage or other Encumbrance to secure all or part of the purchase price of property subject to such Encumbrance, (e) all indebtedness of any Acquired Company created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Acquired Company, (f) all obligations of any Acquired Company under acceptance, letter of credit or similar facilities, in each case, to the extent drawn, (g) all obligations or indebtedness of any Acquired Company for any earn-out or other arrangement for the deferral of purchase price with respect to the acquisition of any property, determined in accordance with GAAP, (h) all obligations of any Acquired Company to purchase, redeem, retire, defease or otherwise acquire for value any Equity Securities, (i) all obligations or indebtedness of any Acquired Company under any interest rate swap, forward contract or other hedging arrangement, including any breakage cost associated therewith to the extent triggered in connection with the transactions contemplated hereby and the other agreements entered into as contemplated hereby, (j) any guarantees of indebtedness of another Person that consists of Indebtedness under the foregoing clauses (a) through (i), (k) any accrued and unpaid interest on, and any prepayment premiums, penalties, expenses, fees or similar contractual charges in respect of, any of the foregoing obligations computed as though payment is being made in respect thereof on the Closing Date (including pursuant to a payoff letter delivered pursuant to Section 2.06(b), as applicable), (l) any Accrued Income Taxes, and (m) all liabilities attributable to any payroll Taxes that were deferred pursuant to the CARES Act or pursuant to or in connection with any U.S. presidential memorandum or executive order. Notwithstanding anything to the contrary in the foregoing, Indebtedness does not include the obligations listed on Section 1.1(d) of the Disclosure Schedules.

“Insurance Policies” has the meaning set forth in Section 4.13.

“Intellectual Property” means any and all of the following in any jurisdiction throughout the world: (a) trademarks and service marks, including all applications and registrations and the goodwill connected with the use of and symbolized by the foregoing; (b) copyrights, including all applications and registrations related to the foregoing; (c) trade secrets, other rights in confidential and other non-public information, know-how, formulae, inventions, discoveries, improvements, methodology, databases, algorithms, systems and technology (whether patentable or not); (d) patents and patent applications; (e) internet domain name registrations; and (f) other intellectual property and related proprietary rights, interests and protections.

“Interim Balance Sheet” has the meaning set forth in Section 4.08.

“Interim Balance Sheet Date” means June 30, 2021.

“Interim Financial Statements” has the meaning set forth in Section 4.07.

“Investor Seller” shall have the meaning set forth in Section 6.12(c).

“Katten” means Katten Muchin Rosenman LLP.

“Knowledge of the Company” or “the Company’s Knowledge” or any other similar knowledge qualification, means the actual (and not constructive or imputed knowledge) of Jeff Partridge, Thomas Peterson, Renee Yoder and Marlenea Jackson, after reasonable inquiry of their direct reports.

“Law” means, as established by a Governmental Authority, any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, judgment, decree, other requirement or rule of law.

“Leased Real Property” has the meaning set forth in Section 4.11(c).

“Lookback Date” means January 1, 2018; provided that, in the case of an Acquired Company with an Acquisition Date subsequent to January 1, 2018, the Lookback Date with respect to such Acquired Company shall be the Acquisition Date for such Acquired Company.

“Losses” means liabilities, losses, damages, costs or expenses, including reasonable attorneys’ fees and expenses; provided, however, that “Losses” shall not include punitive or exemplary damages except to the extent paid to a third party.

“Malicious Code” means “malware,” “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus” or “worm” (as such terms are commonly understood in the software industry) or any other code designed to disrupt, disable, harm or otherwise impede the operation of, or provide unauthorized access to, a computer system or network or other device on which such code is stored or installed, either automatically, with the passage of time or upon command by any Person.

“Management Agreement” means the Consulting, Advisory and Management Agreement, dated as of March 31, 2017, by and between the Company and Highlander Partners, L.P.

“Management Holdco” has the meaning set forth in Section 6.02(d).

“Management Holdco LLCA” has the meaning set forth in Section 6.02(d).

“Material Adverse Effect” means any Event, that, individually or together with one or more Events (a) has, or would reasonably be expected to have, a materially adverse effect on the business, results of operations, financial condition or assets of the Acquired Companies, taken as a whole; provided, however, that “Material Adverse Effect” shall not include an Event arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Acquired Companies operate; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action expressly required by this Agreement (including the Restructuring); (vi) any changes in applicable Laws or accounting rules (including GAAP) or the enforcement, implementation or interpretation thereof; (vii) the announcement of the transactions contemplated by this Agreement and the other agreements entered into as contemplated hereby; (viii) any natural or man-made disaster or acts of God; (ix) the presence or spread of any pandemic or epidemic; or (x) any failure by any Acquired Company to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded); except that, with respect to the foregoing clauses (i), (ii), (iii), (iv), (vi), (viii) and (ix), to the extent (and only to the extent) that the Acquired Companies are not disproportionately affected by such Events in comparison to others in the industry in which they operate, or (b) prevents, materially delays or materially impairs, or would reasonably be expected to prevent, materially delay or materially impair, the ability of any Seller or the Company to perform its respective obligations under this Agreement or consummate the transactions contemplated hereby and the other agreements entered into as contemplated hereby.

“Material Contracts” has the meaning set forth in Section 4.10(a).

“Measurement Time” means 12:01 a.m., central time, on the Closing Date.

“Membership Interests” has the meaning set forth in the recitals.

“Multiemployer Plan” has the meaning set forth in Section 4.17(e).

“Net Negative Adjustment Amount” has the meaning set forth in Section 2.05(d).

“Net Positive Adjustment Amount” has the meaning set forth in Section 2.05(d).

“Net Working Capital” means Current Assets minus Current Liabilities calculated utilizing only the line items set forth on Exhibit A.

“Net Working Capital Deficiency” means the amount, if any, by which the Net Working Capital Target exceeds Net Working Capital.

“Net Working Capital Target” means $25,000,000.

“Organizational Documents” means (a) in the case of any Person organized as a corporation, the certificate or articles of incorporation of such corporation and the bylaws of such corporation, (b) in the case of any Person organized as a limited liability company, the certificate of formation or organization and the limited liability company agreement, company agreement or operating agreement, (c) in the case of any Person organized as a limited partnership, the certificate of limited partnership and partnership agreement of such limited partnership, (d) in the case of any other Person, all constitutive or organizational documents of such Person which address matters relating to the business and affairs of such Person similar to the matters addressed by the documents referred to in clauses (a) through (c) above in the case of Persons organized as corporations, limited liability companies or limited partnerships and (e) any amendment to any of the foregoing.

“Outside Date” has the meaning set forth in Section 8.01(b)(i).

“Owned Real Property” has the meaning set forth in Section 4.11(b).

“Partnership Audit Rules” means the provisions of Chapter 63 of the Code, as amended by the U.S. Bipartisan Budget Act of 2015, and any Treasury Regulations and other guidance promulgated thereunder, and any similar or analogous provisions of state, local and non-U.S. Law.

“Party Representatives” means, with respect to any Person, a director, officer, employee, advisor (including any investment banker, financial advisor, legal counsel, accountant or consultant), financing source or other agent or representative of such Person and its Subsidiaries.

“Permits” means all material permits, licenses, certifications, registrations and franchises required to be obtained from Governmental Authorities.

“Permitted Encumbrances” has the meaning set forth in Section 4.11(a).

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Post-Closing Covenants” means any covenants, promises, commitments or other obligations (or any portion thereof) made or undertaken in this Agreement or in any other Transaction Document, to, or in favor of, a party hereto, to the extent performance or fulfillment thereof is required by its terms to be accomplished after the Closing.

“Post-Closing Seller Payout Spreadsheet” has the meaning set forth in Section 2.05(d).

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date, including, for the avoidance of doubt, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date.

“Privileged Materials” has the meaning set forth in Section 9.15.

“Purchase Price” has the meaning set forth in Section 2.02.

“Qualified Benefit Plan” has the meaning set forth in Section 4.17(b).

“R&W Insurance Policy” has the meaning set forth in Section 6.04(a).

“Real Property” means the real property owned, leased or subleased or otherwise used or occupied by any Acquired Company and, to the extent not otherwise covered, any real property subject to any Real Property Lease, including any building, facility, structure or improvement located on, in, under or above such real property.

“Real Property Lease” has the meaning set forth in Section 4.10(a)(vi).

“Referee” has the meaning set forth in Section 2.05(c).

“Release” means any actual release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the indoor or outdoor environment (including surface water, groundwater, land surface or subsurface strata).

“Representative” means Highlander Partners Candy, LLC and any successor representative appointed pursuant to Section 9.17.

“Representative Fund” means $4,000,000.

“Restricted Employee” has the meaning set forth in Section 6.12(b).

“Restructuring” has the meaning set forth in the recitals.

“Review Period” has the meaning set forth in Section 2.05(b).

“Sanctions” has the meaning set forth in Section 4.15(c).

“Securities Act” means the Securities Act of 1933.

“Seller Releasor Parties” has the meaning set forth in Section 9.16.

“Seller Group” has the meaning set forth in Section 9.15.

“Seller Payout Spreadsheet” has the meaning set forth in Section 2.03(a).

“Sellers” has the meaning set forth in the preamble.

“Statement of Objections” has the meaning set forth in Section 2.05(c).

“Straddle Period” means any taxable period beginning before and ending after the Closing Date.

“Subsidiary” means, with respect to any Person, another Person in which such first Person owns, directly or indirectly, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, fifty percent (50%) or more of the equity interests of such Person).

“Supply Agreements” means the agreements in the form of Exhibit B.

“Tax Allocation Statement” has the meaning set forth in Section 6.03(c)(i).

“Tax Claim” has the meaning set forth in Section 6.03(g)(i).

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document filed or required to be filed with a Governmental Authority with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” means all federal, state, local, non-U.S. and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other fees, assessments or charges in the nature of any tax whatsoever, together with any interest, additions or penalties with respect thereto.

“Termination Payment” has the meaning set forth in Section 4.17(e)(vii).

“Territory” has the meaning set forth in Section 6.12(c).

“Top Customers” has the meaning set forth in Section 4.21(a).

“Top Suppliers” has the meaning set forth in Section 4.21(b).

“Total Tax Consideration” has the meaning set forth in Section 6.03(c)(i).

“Trade Controls” has the meaning set forth in Section 4.15(c).

“Transaction Deductions” means all deductions or expenses incurred by any Acquired Company as a result of or in connection with the transactions contemplated by this Agreement (including, without limitation, deductions related to repayment of Indebtedness, the payment of any bonus or similar payments in whole or in part as a result of the consummation of the transactions contemplated by this Agreement, payment of Company Transaction Costs and the payment of any fees or other costs and expenses associated with the transactions contemplated by this Agreement) in all cases, if and then only to the extent such underlying payment is or will be economically borne by the Sellers.

“Transaction Documents” means this Agreement and each other agreement, document, certificate and instrument being executed and delivered pursuant to this Agreement, including the documents and agreements to be delivered pursuant to ARTICLE VII.

“Transfer Taxes” has the meaning set forth in Section 6.03(d).

“USDA” has the meaning set forth in Section 4.23.

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988 and all similar state, local and foreign Laws related to plant closings, relocations, mass layoffs and employment losses.

“Waterfall” means the provisions providing for distributions to the members of the Company as set forth in the Second Amended and Restated Limited Liability Company Agreement of the Company, dated as of December 31, 2019.

ARTICLE II

PURCHASE AND SALE

Section 2.01 Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing, each Seller shall sell, transfer, assign, convey and deliver to Buyer, and Buyer shall purchase from such Seller, all of such Seller’s right, title and interest in and to the Membership Interests held by such Seller, free and clear of all Encumbrances (other than restrictions on transfer arising under state and federal securities Laws and Encumbrances imposed by Buyer in connection with Buyer’s financing of the acquisition of the Company), for the consideration specified in Section 2.02 (subject to the adjustments thereto contained in this Article II).

Section 2.02   Purchase Price. The aggregate purchase price for the Membership Interests shall be $1,000,000,001 (the “Base Purchase Price”), minus (i) Closing Indebtedness, minus (ii) Company Transaction Costs, minus (iii) the Closing Net Working Capital Deficiency, if any, plus (iv) Closing Cash (the “Purchase Price”).

Section 2.03   Payment of the Purchase Price.

(a)      At Closing, Buyer shall pay to each Seller, by wire transfer of immediately available funds, a portion of the Closing Payment as reflected in the Seller Payout Spreadsheet. For the purposes of this Agreement, the “Closing Payment” shall mean an aggregate amount of cash equal to the (i) Estimated Purchase Price, minus (ii) the Representative Fund. Concurrently with the delivery of the Closing Statement, the Representative shall deliver a spreadsheet to Buyer detailing the allocation of the Closing Payment and any subsequent payments to the Sellers (the “Seller Payout Spreadsheet”).

(b)      On the Closing Date, Buyer shall pay, on behalf of the Acquired Companies the applicable portion of Estimated Indebtedness to be repaid at Closing to the applicable holder thereof by wire transfer of immediately available funds as set forth in the payoff letters received from each holder of Indebtedness and delivered pursuant to Section 2.06(b).

(c)      On the Closing Date, Buyer shall pay the Company Transaction Costs that remain unpaid to the applicable payee by wire transfer, as specified in final invoices or other appropriate written documentation provided by or on behalf of the Company to Buyer by the Company concurrently with the delivery of the Closing Statement, except that, with respect to any Company Transaction Costs that consist of payments to employees, including related payroll Taxes, Buyer shall remit funds necessary to pay such Company Transaction Costs to the applicable Acquired Company, which shall then be paid by such Acquired Company in accordance with its customary payroll practices.

(d)      On the Closing Date, Buyer shall deposit, or cause to be deposited, the Representative Fund, in an account designated by the Representative in writing delivered to Buyer concurrently with the delivery of the Closing Statement (to be held solely for the benefit of the Sellers, including costs and expenses incurred by the Representative on behalf of the Sellers and other amounts payable by the Sellers or the Representative pursuant to this Agreement and the other Transaction Documents, subject to Section 9.17).

(e)      By execution hereof, each Seller hereby expressly acknowledges and agrees (i) that such Seller understands the purchase price mechanics set forth herein (including the manner in which such Seller’s respective portion of the Purchase Price will be calculated), (ii) to the deductions from the Estimated Purchase Price for the items referenced herein, as applicable to such Seller, and (iii) subject to the actual payment by or on behalf of Buyer of the amounts required to be paid to the Sellers pursuant to this ARTICLE II, none of Buyer, the Company or any of their respective Affiliates shall have any liability to any Person for any payment made in accordance with the calculations set forth in the Seller Payout Spreadsheet, the Post-Closing Seller Payout

Spreadsheet or otherwise based on the written instructions of the Company or the Representative (including with respect to any claim that the Seller Payout Spreadsheet, the Post-Closing Seller Payout Spreadsheet or such other written instruction is incomplete or inaccurate).

(f)      From the Measurement Time until the Closing, the Sellers shall not cause the Company to, and the Company shall not and shall not cause or permit any other Acquired Company to, repay any Indebtedness or pay any Company Transaction Costs.

Section 2.04   Estimated Net Working Capital and Indebtedness. No later than three (3) Business Days before the Closing Date, the Company shall have delivered to Buyer an estimated balance sheet of the Company and its Subsidiaries as of the Measurement Time (the “Closing Balance Sheet”) and a reasonably detailed statement (together with the Closing Balance Sheet, collectively the “Closing Statement”), which sets forth the Sellers’ and the Company’s good faith estimates (including reasonable supporting details) of the following, in each case determined in accordance with this Agreement: (a) the amount of outstanding Indebtedness as of immediately prior to the Closing (“Estimated Indebtedness”), including the portion of Estimated Indebtedness to be repaid at Closing as set forth in the payoff letters received from each holder of Indebtedness and delivered pursuant to Section 2.06(b), (b) the aggregate amount of Cash as of the Measurement Time (“Estimated Cash”), (c) the Net Working Capital (based on the Closing Balance Sheet), (d) the amount of the Net Working Capital Deficiency as of the Measurement Time, if any (the “Estimated Net Working Capital Deficiency”) and (e) the aggregate amount of Company Transaction Costs (the “Estimated Company Transaction Costs”). The Closing Balance Sheet shall be prepared in accordance with Exhibit A and the terms of this Agreement. For the avoidance of doubt, only the categories and line items set forth on Exhibit A shall be taken into account in preparing the Closing Balance Sheet, notwithstanding that GAAP may require additional categories of current liabilities or current assets to be included in a GAAP presentation of current assets and current liabilities.

Section 2.05   Final Net Working Capital and Indebtedness.

(a)      As promptly as practicable after the Closing Date (but in no event later than seventy-five (75) days after the Closing Date), Buyer shall prepare, in good faith, and deliver to the Representative a balance sheet of the Company and its Subsidiaries as of the Measurement Time (the “Final Balance Sheet”) and a reasonably detailed statement (together with the Final Balance Sheet, collectively the “Final Closing Statement”), which shall set forth the following, in each case determined in accordance with this Agreement: (i) the amount of outstanding Indebtedness as of immediately prior to the Closing (“Closing Indebtedness”), (ii) the aggregate amount of Cash as of the Measurement Time (“Closing Cash”), (iii) the Net Working Capital (based on the Final Balance Sheet), (iv) the amount of the Net Working Capital Deficiency as of the Measurement Time, if any (“Closing Net Working Capital Deficiency”), and (v) the aggregate amount of Company Transaction Costs (the “Closing Company Transaction Costs”). The Final Balance Sheet shall be prepared in accordance Exhibit A and the terms of this Agreement. For the avoidance of doubt, only the categories and line items set forth on Exhibit A shall be taken into account in preparing the Final Balance Sheet, notwithstanding that GAAP may require additional categories of current liabilities or current assets to be included in a GAAP presentation of current assets and current liabilities.

(b)      After receipt of the Final Closing Statement, the Representative and its authorized officers, employees and professional advisors shall have forty-five (45) days (the “Review Period”) to review the Final Closing Statement, together with the supporting schedules, analyses, workpapers, including accounting workpapers, and other underlying records or documentation prepared or generated in connection with the Final Closing Statement as are reasonably requested in writing by or on behalf of the Representative in connection with the Representative’s review of the Final Closing Statement. In connection with such review of the Final Closing Statement, Buyer shall, and shall cause each Acquired Company to, reasonably cooperate with the Representative and its authorized officers, employees and professional advisors, including providing answers to questions asked by the Representative and its authorized officers, employees and professional advisors, and Buyer shall, and shall cause each Acquired Company to, provide to the Representative and its authorized officers, employees and professional advisors reasonable access, upon reasonable prior written notice and during normal working hours to any books, records and other materials of any Acquired Company and the personnel of, and workpapers prepared by or for, Buyer, any Acquired Company and their respective representatives, including such historical financial information relating to any Acquired Company as the Representative and its representatives may reasonably request, in each case, to the extent reasonably necessary to permit the timely and complete review of the Final Closing Statement in accordance with this Section 2.05(b), provided that such actions do not unreasonably interfere with the business and operations of Buyer and its Affiliates, including the Company and its Subsidiaries and the Representative and its authorized officers, employees and professional advisors keep any such information confidential in accordance with Section 6.12.

(c)      On or prior to the last day of the Review Period, the Representative may object to any calculation contained in the Final Closing Statement by delivering to Buyer a written statement (the “Statement of Objections”) setting forth a reasonably detailed description of the Representative’s objections to any such calculation. If the Representative fails to deliver the Statement of Objections before the expiration of the Review Period, then Closing Indebtedness, Closing Cash, the Closing Net Working Capital Deficiency (if any) and the Closing Company Transaction Costs, in each case as set forth in the Final Closing Statement, shall be deemed final and conclusive and shall be deemed to be “Final Indebtedness,” “Final Cash”, “Final Net Working Capital Deficiency,” and “Final Company Transaction Costs,” respectively. If the Representative delivers the Statement of Objections before the expiration of the Review Period, then Buyer and the Representative shall endeavor in good faith to resolve the objections for a period not to exceed fifteen (15) days from the date of delivery of the Statement of Objections. If at the end of such fifteen (15) day period there are any objections that remain in dispute, then the remaining objections in dispute shall be submitted for resolution to Grant Thornton. If Grant Thornton is unwilling or unable to resolve the dispute, the Representative and Buyer will jointly select a nationally or regionally recognized accounting firm, within five (5) Business Days of learning that Grant Thornton is unwilling or unable to resolve the dispute, to resolve any objections that remain in dispute (Grant Thornton or such jointly selected accounting firm, the “Referee”). The Referee shall act in the capacity of an expert and not as an arbitrator. Any retainer required to be paid to the Referee to settle the dispute will be paid fifty percent (50%) by Buyer and fifty percent (50%) by the Representative, subject to adjustment as set forth in the antepenultimate sentence of this Section 2.05(c). The Representative and Buyer shall request that the Referee only determine the disputed portions of Final Indebtedness, Final Cash, Final Net Working Capital Deficiency and Final Company Transaction Costs within thirty (30) days after the objections that remain in dispute are submitted to it. If any remaining objections are submitted to the Referee for resolution, (i) each party shall furnish to the Referee a report with respect to such party’s positions with respect to the issues in the Statement of Objections, a copy of which shall be delivered to the other party hereto, and no ex parte conferences, oral examinations, testimony, depositions, discovery or other form of evidence gathering or hearings shall be conducted or allowed; provided that, at the Referee’s request, or as mutually agreed by Buyer and the Representative, Buyer and the Representative may meet with the Referee (together but not separately); (ii) to the extent that a value has been assigned to any objection that remains in dispute, the Referee shall not assign a value to such objection that is greater than the greatest value for such objection claimed by either party or less than the smallest value for such objection claimed by either party; (iii) the determination by the Referee of Final Indebtedness, Final Cash, Final Net Working Capital Deficiency and Final Company Transaction Costs, as set forth in a written notice delivered to both parties by the Referee, shall be made solely in accordance with the written reports (i.e., not on independent review) and in accordance with this Agreement and shall be binding and conclusive on the parties absent manifest error and shall constitute an arbitral award that is final, binding and unappealable and upon which a judgment may be entered by a court having jurisdiction thereof; and (iv) the fees and expenses (including any retainer paid pursuant hereto) of the Referee shall be allocated to be paid by Buyer, on the one hand, and/or the Representative on behalf of the Sellers, on the other hand, based upon the percentage that the portion of the contested amount not awarded to each side bears to the amount actually contested by such side. Buyer and the Representative will request that the Referee determine, in writing, the allocation of its fees (including any retainers paid) in accordance with the immediately preceding sentence. Buyer, the Sellers and the Representative agree that any fees or expenses, as finally allocated pursuant to this Section 2.05(c), may be offset, as appropriate, by any adjustments required pursuant to Section 2.05(d).

(d)      Upon determination of the Final Purchase Price, the Representative shall deliver to Buyer an updated Seller Payout Spreadsheet setting forth each Seller’s respective pro rata shares of the Net Positive Adjustment Amount or the Net Negative Adjustment Amount, as applicable (the “Post-Closing Seller Payout Spreadsheet”), and, in the event of a Net Positive Adjustment Amount, the Post-Closing Seller Payout Spreadsheet shall include wire transfer instructions for each Seller. To the extent that the Final Purchase Price is more than the Estimated Purchase Price (the amount of such surplus, if any, the “Net Positive Adjustment Amount”), within five (5) Business Days following the determination of the Final Purchase Price, Buyer shall pay to each Seller (in accordance with the Post-Closing Seller Payout Spreadsheet) such Seller’s respective pro rata share of an amount equal to the Net Positive Adjustment Amount. To the extent that the Final Purchase Price is less than the Estimated Purchase Price (the amount of such deficiency, if any, the “Net Negative Adjustment Amount”), then within five (5) Business Days following the determination of the Final Purchase Price, (i) the Representative shall, on behalf of the Sellers, pay or cause to be paid to Buyer out of the Representative Fund an amount equal to the lesser of the Net Negative Adjustment Amount and the full amount of the Representative Fund, and (ii) to the extent that the payment by the Representative pursuant to the foregoing clause (i) is an amount that is less than the Net Negative Adjustment Amount, then simultaneous with any payment required to be made by the Representative pursuant to the foregoing clause (i) of this Section 2.05(d), each Seller shall pay or cause to be paid to Buyer such Seller’s respective pro rata share (in accordance with the Post-Closing Seller Payout Spreadsheet) of any difference between the Net Negative Adjustment Amount and the amount paid (or required to be paid) by the Representative; provided that notwithstanding anything to the contrary in the foregoing, each

Seller shall remain liable to Buyer for such Seller’s respective pro rata share (in accordance with the Post-Closing Seller Payout Spreadsheet) of the Net Negative Adjustment Amount to the extent unpaid.

Section 2.06   Transactions to be Effected at the Closing.

(a)      At the Closing, Buyer shall deliver or cause to be delivered:

(i)      to the Sellers, the portion of the Closing Payment to be paid to the Sellers under the terms hereof by wire transfer of immediately available funds to an account or accounts designated in writing by the Representative no later than three (3) Business Days prior to the Closing Date; and

(ii)      to the Representative, all other agreements, documents, instruments or certificates required to be delivered by Buyer at or prior to the Closing pursuant to Section 7.03 of this Agreement.

(b)      At the Closing, the Sellers, the Representative or the Acquired Companies (or any one of them), as appropriate, shall deliver or cause to be delivered to Buyer:

(i)      resignations, effective as of the Closing, of the officers, directors, managers (or similar corporate positions) of each Acquired Company (other than those officers, directors or managers as may be specified in writing by Buyer delivered to the Company prior to the Closing);

(ii)      a completed and executed IRS Form W-9 from each Seller;

(iii)     an assignment agreement duly executed by each Seller in favor of Buyer or Buyer’s designated Affiliate, evidencing the sale, transfer, assignment, conveyance and delivery of the Membership Interests held by such Seller to Buyer (or Buyer’s designated Affiliate), in form and substance reasonably satisfactory to Buyer;

(iv)     the Supply Agreements, duly executed by the parties thereto;

(v)      evidence that the Management Agreement has been terminated and ceases to be in full force and effect in accordance with Section 6.13;

(vi)     the agreements in the form of Exhibit C duly executed by the applicable parties thereto, together with any other documents, agreements or instruments required to be executed in connection therewith, collectively evidencing the completion of the Restructuring effective as of prior to the Closing in accordance with Section 6.15;

(vii)    payoff letters relating to the portion of Estimated Indebtedness (including all related instruments of discharge of Encumbrances securing such Indebtedness) to be repaid in accordance with Section 2.03(b), signed in each case by the applicable financial institution(s) or agent representative(s) thereof (and, in the case of any such instrument of discharge, otherwise in final form for filing with applicable Governmental Authorities), and with prior delivery of drafts of such materials in customary form having been received by, and reasonably acceptable to, Buyer at least three (3) Business Days prior to Closing; and

(viii)    all other agreements, documents, instruments or certificates required to be delivered by the Sellers at or prior to the Closing pursuant to Section 7.02 of this Agreement.

Section 2.07    Closing. Subject to the terms and conditions of this Agreement, the purchase and sale of the Membership Interests contemplated hereby shall take place at a closing (the “Closing”) to be held at 10:00 a.m., central time, on the later to occur of (i) October 1, 2021 and (ii) the second (2nd) Business Day after the last of the conditions to Closing set forth in ARTICLE VII have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date). The Closing shall take place by the electronic exchange of executed documents by PDF at such time, or at such other time or on such other date or at such other place as the Representative and Buyer may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”).

Section 2.08   Tax Withholding. Buyer and any applicable Acquired Company shall be entitled to deduct and withhold from consideration otherwise deliverable under this Agreement, and from any other payments otherwise required pursuant to this Agreement, such amounts as Buyer or such Acquired Company is required to deduct and withhold with respect to any such deliveries and payments under the Code or any other provision of applicable Tax Law. Excluding any payments in the nature of compensation, if any payor is required by applicable Law to make any payment subject to deduction and/or withholding, then such payor shall take commercially reasonable efforts to provide the applicable payee with written notice at least five (5) days prior to making any deduction or withholding from the consideration otherwise payable to any Person under this Agreement. To the extent that such amounts are so withheld and timely paid over to or deposited with the relevant Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the applicable Person in respect to which such deduction and withholding was made. The parties shall use commercially reasonable efforts to reduce, mitigate, or eliminate any such withholding.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Except as set forth in the Disclosure Schedules, each Seller represents and warrants (severally with respect to itself, and not jointly and severally with any other Seller) to Buyer as follows:

Section 3.01   Organization and Qualification. Such Seller is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, except where the failure to be in good standing would not reasonably be expected to prevent, materially delay or materially impair, the ability of such Seller to perform its respective obligations under this Agreement or any Transaction Document to which it is or will be a party or consummate the transactions contemplated hereby or thereby. Such Seller has the full power (corporate or otherwise) and authority to own, lease and operate its properties and assets and to carry on its business as it is now conducted, except as would not reasonably be expected to prevent, materially delay or materially impair, the ability of such Seller to perform its respective obligations under this Agreement or any Transaction Document to which it is or will be a party or consummate the transactions contemplated hereby or thereby.

Section 3.02   Ownership of Membership Interests. Such Seller owns of record all of, and has good, valid and marketable title to, the Membership Interests set forth opposite such Seller’s name in Section 3.02 of the Disclosure Schedules, free and clear of any Encumbrances other than as set forth on Section 3.02 of the Disclosure Schedules and any transfer and other restrictions arising under state or federal securities Laws or any Encumbrances pursuant to the Company’s Organizational Documents. Upon transfer of such Membership Interests to Buyer at the Closing in accordance with this Agreement, Buyer will own such Membership Interests free and clear of any Encumbrances other than any (a) transfer and other restrictions arising under state or federal securities Laws and (b) Encumbrances created by or through Buyer or its Affiliates after the Closing.

Section 3.03   Seller Authority. Such Seller has the requisite power and authority to execute and deliver this Agreement and each other Transaction Document to which it is a party, to perform its obligations hereunder and thereunder, and consummate the transactions contemplated herein and therein. This Agreement has been duly and validly executed and delivered by such Seller and, assuming that this Agreement constitutes the valid and binding agreement of the other parties hereto, constitutes the valid and binding obligation of such Seller, enforceable against such Seller in accordance with their respective terms and conditions, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity) (the “General Enforceability Exceptions”).

Section 3.04   No Seller Conflicts; Consents. The execution, delivery and performance by such Seller of this Agreement, and the consummation of the transactions contemplated hereby and the other agreements entered into as contemplated hereby, do not and will not: (a) conflict with, violate or constitute a breach of, or require any notice, consent or waiver under any provision of the Organizational Documents of such Seller; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to such Seller or any of its properties or assets; (c) require the consent of, approval from, filing with, or notice to, any Governmental Authority by or with respect to such Seller in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and the other agreements entered into as contemplated hereby; or (d) result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate, modify or cancel or require any notice, consent or waiver under, any provision of any Contract to which such Seller is a party or by which any of such Seller or its properties is bound or affected.

Section 3.05   Brokers. No broker, finder, agent, investment banker or similar intermediary is entitled to, and such Seller will not incur any liability for, any brokerage, finder’s or similar fee or commission in connection with the transactions contemplated by this Agreement and the other agreements entered into as contemplated hereby based upon arrangements made by or on behalf of such Seller or an Affiliate of such Seller.

Section 3.06   Legal Proceedings. There is no Action pending or, to such Seller’s knowledge, threatened against or by such Seller or any Affiliate of such Seller that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement and the other agreements entered into as contemplated hereby.

Section 3.07   No Other Representations and Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE III (AS QUALIFIED BY THE DISCLOSURE SCHEDULES), NO SELLER HAS MADE OR MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF ANY SELLER OR ANY ACQUIRED COMPANY OR ANY OF THEIR RESPECTIVE BUSINESSES OR ANY OF THEIR RESPECTIVE ASSETS, LIABILITIES, OPERATIONS OR PROSPECTS, INCLUDING WITH RESPECT TO (A) MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, (B) ACCURACY AND COMPLETENESS OF ANY INFORMATION PROVIDED TO BUYER AND ITS REPRESENTATIVES (INCLUDING, FOR THIS PURPOSE, ANY INFORMATION PROVIDED BY KATTEN AND ANY INFORMATION, DOCUMENTS OR MATERIAL MADE AVAILABLE TO BUYER IN ANY DATA ROOM, MANAGEMENT PRESENTATION OR THE LIKE), AND (C) ANY ESTIMATES, PROJECTIONS OR OTHER FORECASTS AND PLANS (INCLUDING THE REASONABLENESS OF THE ASSUMPTIONS UNDERLYING SUCH ESTIMATES, PROJECTIONS AND FORECASTS), AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED. TO THE EXTENT ANY SUCH REPRESENTATION OR WARRANTY IS OR HAS BEEN MADE WHICH IS NOT EXPRESSLY SET FORTH IN THIS ARTICLE III (AS QUALIFIED BY THE DISCLOSURE SCHEDULES), SUCH ARE HEREBY DISCLAIMED.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Disclosure Schedules, the Company represents and warrants to Buyer as follows (it being understood and agreed that the Restructuring will be consummated prior to the Closing, and no representation or warranty in this ARTICLE IV will be deemed inaccurate as of the Closing as a result thereof):

Section 4.01   Organization and Authority of the Company. The Company is a limited liability company duly formed, validly existing and in good standing under the Laws of the state of Delaware. Each other Acquired Company is a legal entity duly formed or organized, validly existing and in good standing, as applicable, under the Laws of the state of such Acquired Company’s formation or organization. The Company has all necessary company power and authority to execute and deliver this Agreement and each other Transaction Document to which it is or will be a party, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Company of this Agreement and each other Transaction Document to which the Company is or will be a party, the performance by the Company of its obligations hereunder and thereunder and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all requisite company action on the part of the Company in accordance with applicable Law and the Company’s Organizational Documents, and no other limited liability company (or other similar organizational) proceeding on the part of the Company (including any equityholder vote or approval) is necessary to authorize the execution, delivery and performance of this Agreement and the Transaction Documents to which the Company is or will be a party, the performance of the Company of its obligations hereunder and thereunder and the consummation by the Company of the transactions contemplated hereby and thereby. The Company has made available to Buyer a complete and accurate copy of each Organizational Document of each Acquired Company.

Section 4.02   Execution and Enforceability. This Agreement has been duly executed and delivered by the Company, and, assuming that this Agreement constitutes the valid and binding agreement of the other parties hereto, this Agreement constitutes, and each other Transaction Document when duly executed and delivered by the Company will constitute, valid and binding obligations of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by the General Enforceability Exceptions.

Section 4.03   Qualification of the Company. The Company and each of its Subsidiaries (the “Acquired Companies” and each, an “Acquired Company”) have all necessary corporate or company power (as the case may be) and authority to own, operate or lease the properties and assets now owned, operated or leased by each Acquired Company and to carry on their respective businesses as currently conducted. Each of the Acquired Companies is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have material impact on the Acquired Companies, taken as a whole.

Section 4.04   Capitalization.

(a)      Section 4.04(a) of the Disclosure Schedules sets forth a complete and accurate listing of the capitalization of the Company, including the total number of membership interests of the Company (including each class or series), the identity of each holder of the Membership Interests, the number and class or series of the Membership Interests held by each such holder, and vested and unvested status. The Membership Interests constitute all of the issued and outstanding equity interests of the Company. All of the Membership Interests have been duly authorized, validly issued, are fully paid and non-assessable (to the extent applicable) and are free of preemptive and similar rights. No Membership Interests were issued in violation of any applicable securities or other Law of any jurisdiction, any Contract to which the Company or a Seller is a party or by which it is bound, or any preemptive or similar rights of any Person.

(b)      Except for the Organizational Documents of the Acquired Companies or the Membership Interests as set forth in Section 4.04(a) of the Disclosure Schedules, (i) there are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the equity interests of any Acquired Company or obligating any Acquired Company to issue, grant, sell or otherwise become outstanding any equity interests of any Acquired Company, (ii) there are no equity appreciation, phantom equity interest, profit participation or similar rights outstanding in any Acquired Company, and no Acquired Company has authorized the issuance, grant, or sale of any of the foregoing, (iii) there are no voting trusts, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Membership Interests, (iv) there are no authorized or outstanding bonds, debentures, notes or other Indebtedness the holders of which have the right to vote (or which are convertible into, exchangeable for or evidence the right to subscribe for or acquire securities having the right to vote) and (v) there are no outstanding contractual obligations of any Acquired Company to repurchase, redeem, exchange, convert or otherwise acquire or sell any equity interests or any other securities of any Acquired Company.

Section 4.05   Subsidiaries. Section 4.05 of the Disclosure Schedules sets forth a complete list of each Subsidiary of the Company, together with (i) such Subsidiary’s jurisdiction of organization or formation, (ii) the total authorized Equity Securities of such Subsidiary, and (iii) the ownership interest (and percentage interest) of the Company, any of the Company’s Subsidiaries or any other Person, as applicable, in such Subsidiary, including the number and class of Equity Securities of such Subsidiary held by each such Person. The Company or one or more of its Subsidiaries owns, directly or indirectly, all of the issued and outstanding Equity Securities of each of the Company’s Subsidiaries, free and clear of any Encumbrances other than transfer and other restrictions under applicable federal and state securities Laws, and all of such outstanding Equity Securities or other Equity Securities have been duly authorized and validly issued and are full paid, non-assessable (to the extent applicable) and free of preemptive and similar rights. None of the issued and outstanding Equity Securities of any Subsidiary of the Company has been issued in violation of any applicable securities or other Law of any jurisdiction, any Contract to which an Acquired Company or a Seller is a party or by which it is bound, or any preemptive or similar rights of any Person.

Section 4.06   No Conflicts; Consents. The execution, delivery and performance of this Agreement by the Company, and the consummation of the transactions contemplated hereby and the other agreements entered into as contemplated hereby, do not and will not: (a) conflict with, violate or constitute a breach of, or require any notice, consent or waiver under, any provision of the Organizational Documents of the Company; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to the Acquired Companies or any of their respective properties or assets; (c) except for filings that may be required by the HSR Act, require the consent of, approval from, filing with, or notice to, any Governmental Authority by or with respect to the Acquired Companies in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and the other agreements entered into as contemplated hereby; (d) result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate, modify or cancel, or require any notice, consent or waiver under, any provision of any Contract to which any of the Acquired Companies is a party or by which any of the Acquired Companies or any of their respective properties is bound or affected; or (e) result in the imposition of any Encumbrance (other than Permitted Encumbrances) upon any of the assets or properties of the Acquired Companies, except in the cases of clauses (b) through (e), as would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair, the ability of the Company to perform its obligations under this Agreement or any Transaction Document to which it is or will be a party or consummate the transactions contemplated hereby and thereby.

Section 4.07   Financial Statements.

(a)      Complete and accurate copies of the audited financial statements of the Company consisting of the consolidated balance sheet of the Acquired Companies as at December

31, 2019 and 2020 and the related statements of operations, members’ equity and cash flows for the years then ended (the “Audited Financial Statements”), and the unaudited consolidated financial statements consisting of the consolidated balance sheet of the Acquired Companies as at June 30, 2021 and the related statements of operations for the six month period then ended (the “Interim Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”) have been delivered or made available to Buyer in the Data Room. The Financial Statements (a) have been prepared in accordance with GAAP (as in effect on the date of the balance sheet included in the applicable Financial Statements) applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end audit adjustments (which are not, individually or in the aggregate, reasonably expected to be material) and the absence of footnote disclosures and (b) fairly present, in all material respects, the consolidated financial condition of the Acquired Companies as of the respective dates they were prepared and the results of the operations of the Acquired Companies for the periods indicated, all in accordance with GAAP.

(b)      The Company has established and maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations and with applicable Law, and (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP. There are no significant deficiencies or material weaknesses in the design or operation of any of the Acquired Companies’ internal controls that adversely affect the ability of any of the Acquired Companies to record, process, summarize and report financial information.

(c)      None of the Acquired Companies or their respective officers, directors, managers, senior employees or, to the Knowledge of the Company, any of their respective other Party Representatives, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Acquired Companies or their internal accounting controls, including any material complaint, allegation, assertion or claim that the Acquired Companies have engaged in questionable or improper accounting practices, practices that are contrary to GAAP or questionable or improper behavior in connection with any audit.

Section 4.08   Undisclosed Liabilities. No Acquired Company has any liabilities, Indebtedness, obligations or commitments of any kind or nature, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured, or disputed or undisputed, including those arising under any Law or material Action, whether or not of a type required to be reflected as a liability on a balance sheet prepared in accordance with GAAP, except (a) those which are reflected or reserved against on the balance sheet contained in the Interim Financial Statements (the “Interim Balance Sheet”); (b) those which have been incurred in the ordinary course of business since the Interim Balance Sheet Date (excluding any liability arising or resulting from a breach or violation of contract or applicable Law); (c) those which constitute ordinary course future performance obligations under any Contract to which an Acquired Company is a party (but excluding any liability arising or resulting from a breach or violation of any such Contract); (d) those which are disclosed in Section 4.08 of the Disclosure Schedules; and (e) those incurred in connection with this Agreement or the transactions contemplated hereby and the other agreements entered into as contemplated hereby.

Section 4.09   Absence of Certain Changes, Events and Conditions. Except as expressly contemplated by this Agreement or as set forth in Section 4.09 of the Disclosure Schedules, since the Balance Sheet Date:

(a)      the Acquired Companies have operated in the ordinary course of business;

(b)      there has not been a Material Adverse Effect;

(c)      no Acquired Company (other than Hilo Nutrition, Inc. (“Hilo”)) has sold, leased, transferred, assigned, abandoned, permitted to lapse, or otherwise disposed of any of any assets (tangible or intangible) or property, other than in the ordinary course of business consistent with past practice;

(d)      no Acquired Company (other than Hilo) has created, incurred, assumed, permitted to suffer or exist or imposed any Encumbrance (other than (i) a Permitted Encumbrance and (ii) the continued existence of Encumbrances existing as of the date hereof) on any of its assets or properties;

(e)      no Acquired Company (other than Hilo) has granted any license or sublicense of any rights under or with respect to any Intellectual Property other than non-exclusive licenses in the ordinary course of business consistent with past practice;

(f)      no Seller or Acquired Company has made or authorized any amendment, modification or change in any Organizational Document of any Acquired Company;

(g)      no Acquired Company (other than Hilo) has sold, issued, granted, authorized the issuance of, split, combined, redeemed or reclassified, or purchased or otherwise acquired any (i) Equity Securities of any Acquired Company, (ii) option or right to acquire any Equity Securities of any Acquired Company or (iii) instrument convertible into or exchangeable for any Equity Securities of any Acquired Company;

(h)      no Acquired Company (other than Hilo) has declared, set aside, accrued, paid or made any dividend or other distribution with respect to its Equity Securities, except for tax distributions in the ordinary course of business (and in accordance with the applicable Organizational Documents of such Acquired Company) and distributions from one Acquired Company to another Acquired Company;

(i)      no Acquired Company has experienced any material damage, destruction, or loss (whether or not covered by insurance) to any of its tangible assets or property;

(j)      no Acquired Company (other than Hilo) has (i) made any increase or decrease in the base compensation or benefits of any of its employees, officers, directors, individual independent contractors or other individual service providers, other than annual increases of less than 5% in the aggregate for all of its employees, individual independent contractors or other individual service providers or otherwise in the ordinary course of business consistent with past practice, (ii) hired or entered into any employment or consulting agreement or arrangement with any employees, officers, directors, consultants, individual independent contractors or other individual service providers of any Acquired Company (other than Hilo)

whose annual (or annualized) base compensation exceeds $150,000 (other than to fill a vacancy), or (iii) terminated the employment or service relationship of any of its employees, officers, directors, consultants, independent contractors or other individual service providers, other than for cause, whose annual (or annualized) base compensation would exceed $150,000;

(k)      no Acquired Company has merged or consolidated with any Person or adopted a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization or discontinued any line of business;

(l)       no Acquired Company (other than Hilo) has amended any Tax Return, made, changed or revoked any Tax election, settled or compromised any liability for any material Taxes, changed any annual Tax accounting period, changed any Tax accounting method, entered into any closing agreement relating to any Tax, surrendered any right to claim a Tax refund or consented to any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment;

(m)      no Acquired Company (other than Hilo) has instituted, commenced, compromised or settled any Action other than matters solely involving the payment of money with respect to such matter of $75,000 or less;

(n)      no Acquired Company has made any acquisition (whether by merger, consolidation or by purchase of assets or Equity Securities) of all or any part of the assets, real property, personal property, equipment, capital stock or business of any other Person, other than (i) purchases of inventory in the ordinary course of business, (ii) the purchase of equipment in the ordinary course of business or (iii) the creation of a subsidiary in connection with the Restructuring;

(o)      no Acquired Company has incurred, assumed, created, refinanced or guaranteed any Indebtedness (other than Indebtedness described in subsection (l) of the definition of Indebtedness) or issued any debt securities, or assumed or guaranteed any obligation of any Person that would constitute Indebtedness if an Acquired Company had incurred or created such obligation;

(p)      no Acquired Company (other than Hilo) has made any loan, advance or capital contribution to, or investment in, any other Person (other than to a wholly owned Subsidiary), other than advances to employees of $500 or less in the ordinary course of business;

(q)      no Acquired Company has changed its fiscal year or made any change in accounting policies or procedures, other than as required by GAAP or applicable Law;

(r)       no Acquired Company (other than Hilo) has (i) disclosed any material trade secret or material Confidential Information to any Person other than to Persons who are subject to confidentiality or non-disclosure covenants protecting against further disclosure, or (ii) sold, encumbered, abandoned or allowed to lapse any material Intellectual Property;

(s)      no Acquired Company (other than Hilo) has failed to invoice any client or customer, or accelerate the collection of, or discount any accounts receivable from any client or customer, in each case other than in the ordinary course of business consistent with past practice;

(t)      no Acquired Company has implemented, or has taken any step or otherwise made any plan to implement, any “mass layoff” or “plant closing” within the meaning of the WARN Act;

(u)      no Acquired Company has entered into, terminated, or commenced negotiations regarding, any collective bargaining agreement or similar agreement with any labor organization, union or association covering or concerning any current or former employee of any Acquired Company; and

(v)      no Acquired Company has agreed, whether in writing or otherwise, to do any of the foregoing.

Section 4.10   Material Contracts.

(a)      Section 4.10(a) of the Disclosure Schedules sets forth a complete and accurate list as of the date hereof of (1) each of the following Contracts (including all amendments and modifications thereto) to which any Acquired Company (other than Hilo) is party or by which any Acquired Company’s (other than Hilo’s) assets and properties are subject or bound and (2) each of the following Contracts (including all amendments and modifications thereto) of the type described in any of sub-clauses (vi), (vii), (viii), (ix), (x), (xiii), (xvi) or (xix) of this Section 4.10(a) to which Hilo is a party or by which Hilo’s assets or properties are subject or bound (collectively, the “Material Contracts”):

(i)       each Contract with any client or customer of the Acquired Companies that (A) involved or involves aggregate consideration to any of the Acquired Companies in excess of $500,000 in the most recent twelve (12) months preceding the date of this Agreement or (B) the Company reasonably anticipates may involve one or more payments to any Acquired Company in excess of $500,000 in any twelve (12) month period ending on or after the date of this Agreement, in each case other than purchase orders in the ordinary course of business under which there is no outstanding or unfulfilled payment or performance obligation as of the date hereof;

(ii)      each Contract with any supplier to the Acquired Companies that (A) involved or involves aggregate consideration from the Acquired Companies in excess of $500,000 the most recent twelve (12) months preceding the date of this Agreement or (B) any of the Acquired Companies reasonably anticipate may involve aggregate consideration from the Acquired Companies in excess of $500,000 in any twelve (12) month period ending on or after the date of this Agreement, in each case other than purchase orders in the ordinary course of business under which there is no outstanding or unfulfilled payment or performance obligation as of the date hereof;

(iii)     any Contract entered into during the preceding four (4) years that relates to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(iv)     any written employment, non-competition, severance, consulting or termination Contract with any employee, in each case, other than any such agreement that provides for “at-will” employment or can otherwise be terminated by the Acquired Company party thereto immediately without penalty or any requirement to provide severance payments or benefits;

(v)      any written Contract entitling any current or former employee, director, officer, independent contractor, consultant, or other individual service provider to the receipt of any change in control, transaction, retention, stay or similar payment or benefit;

(vi)     any Contract pursuant to which an Acquired Company leases, subleases, occupies or otherwise uses any Real Property (together with any amendment, extension or other material document related thereto, each a “Real Property Lease”);

(vii)    any Contract to which an Acquired Company is a party that provides for any joint venture, partnership, collaboration or other arrangement involving a sharing of profits, losses, costs or liabilities with any Person, other than the Organizational Documents of the Acquired Companies;

(viii)   any Contract prohibiting any Acquired Company from engaging in any type of business, acquiring any entity or competing with any Person or in any market or geographic area, or soliciting any individual or class of individuals for employment;

(ix)     any Contract constituting a collective bargaining agreement or similar agreement with any works council, employee representative body, or labor organization, union or association representing any employee of any Acquired Company;

(x)      any indenture, loan agreement, note or other Contract that involves, relates to or evidences outstanding Indebtedness, relates to any mortgage, pledge or other security interest as to any asset or places an Encumbrance on any portion of the assets or properties of any Acquired Company;

(xi)    any Contract for provision of labor or materials in connection with construction activities currently pending or planned at any Real Property;

(xii)    any Contract that requires the payment to any Person of a commission or a commission-based or similar fee in connection with such Person acting as a distributor, sales representative, broker or any other similar capacity;

(xiii)   any Contract obligating any Acquired Company with respect to any purchase price adjustment, earn-out or any other similar payment;

(xiv)   any Contract constituting an Affiliate Arrangement;

(xv)    any Contract that grants, or agrees to grant, any Person a right to “most favored nation” pricing terms or that imposes on any Acquired Company any take-or-pay or similar minimum purchase requirement;

(xvi)   any Contract that contains a put, call or similar right pursuant to which any Acquired Company could be required to purchase or sell, as applicable, any Equity Securities or assets of any Person (other than agreements with customers to sell inventory in the ordinary course of business);

(xvii)  any Contract containing ongoing obligations on the part of any party thereto that relates to the resolution or settlement (or proposed settlement) of any actual, pending or threatened Action against or involving any Acquired Company or any of their respective assets or properties;

(xviii)  any Contract that (A) constitutes an indemnification contract entered into by any Acquired Company for the benefit of any employee, director, officer or manager of any Acquired Company or (B) contains any indemnification right or obligation of any Acquired Company granted or incurred outside of the ordinary course of business;

(xix)   any Contract that evidences or relates to any obligation of any Acquired Company with respect to the issuance, sale, repurchase or redemption of any Equity Securities of any Acquired Company; and

(xx)    any Contract with any Governmental Authority;

(b)      Each of the Material Contracts is valid and binding on the Acquired Company party thereto, and, to the Knowledge of the Company, each other party thereto and is in full force and effect. No Acquired Company is in (or has received any written notice or claim of any) material breach of, or material default under, any Material Contract, nor, to the Knowledge of the Company, is any other party thereto. The Company has made available to Buyer a complete and accurate copy of each written Material Contract as of the date hereof other than purchase orders.

Section 4.11   Title to Assets; Real Property.

(a)      Each of the Acquired Companies, as applicable, has good and valid title to, or a valid leasehold interest in all (i) Real Property and (ii) tangible personal property reflected in the Interim Balance Sheet or acquired after the Interim Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the ordinary course of business since the Interim Balance Sheet Date. All such properties and assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):

(i)      those items set forth in Section 4.11(a) of the Disclosure Schedules;

(ii)     Encumbrances for Taxes (A) not yet due and delinquent or (B) being contested in good faith by appropriate procedures and for which an adequate reserve has been made on the Interim Financial Statements;

(iii)    Encumbrances arising under purchase money and capital lease arrangements arising or incurred in the ordinary course of business; provided that such

Encumbrances do not at any time encumber any property other than the property financed by such Indebtedness, or leased, as applicable;

(iv)      mechanics, carriers’, workmen’s, repairmen’s, materialmen’s, warehousemen’s or other like Encumbrances arising or incurred in the ordinary course of business, which in each case secure amounts not overdue for a period of more than thirty (30) days or if more than thirty (30) days overdue, are unfiled and no other action has been taken to enforce such Encumbrance or which are being contested in good faith by appropriate procedures and for which adequate reserves are maintained in accordance with GAAP;

(v)      easements, rights of way, zoning ordinances and other similar Encumbrances affecting Real Property which, in the aggregate, do not in any case materially interfere with the ordinary conduct of the business of the applicable Acquired Company;

(vi)      all matters of record affecting any Real Property that (A) would be shown on current surveys of the Real Property or any standard printed exceptions as would otherwise appear on a title insurance policy and (B) do not materially affect the use, operation or value of the Real Property to which they apply, provided that there are no defaults or violations thereof;

(vii)     Encumbrances arising under original purchase price conditional sales Contracts and equipment leases with third parties entered into in the ordinary of business;

(viii)    Encumbrances incurred or deposits made in the ordinary course of business in connection with worker’s compensation, unemployment insurance and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government Contracts, performance and return of money bonds and similar obligations;

(ix)     statutory landlords’ or warehouse Encumbrances (which did not result from any breach or default on the part of an Acquired Company);

(x)      licenses of Intellectual Property; or

(xi)     Encumbrances for Indebtedness to be repaid and discharged at the Closing.

(b)      Section 4.11(b) of the Disclosure Schedules lists the street address of each parcel of Real Property owned by any of the Acquired Companies (the “Owned Real Property”). The Acquired Companies have not currently leased or otherwise granted to any Person the right to use or occupy any Owned Real Property or any portion thereof. No condemnation proceeding is pending or, to the Knowledge of the Company, threatened as to any Owned Real Property. Each of the Acquired Companies is in peaceful and undisturbed possession of each parcel of its Owned Real Property and there is no Contract or legal restriction that precludes or restricts the ability of the Acquired Companies to use any Owned Real Property for the purposes for which it is currently being used by the Acquired Companies. To the Knowledge of the Company, all buildings, fixtures and improvements attached or joined to the Owned Real Property were constructed and built in compliance, in all material respects, with all then-applicable Laws. Nothing has occurred since January 1, 2019 to materially impair the ability of the Acquired Companies to use or enjoy the Owned Real Property or to prevent, in any material part, the enjoyment thereof.

(c)      Section 4.11(c) of the Disclosure Schedules lists: (i) the street address of each parcel of Real Property leased, licensed, subleased or occupied or available to be occupied pursuant to any other occupancy arrangement by any of the Acquired Companies (other than Hilo) (the “Leased Real Property”), and (ii) a list of each lease or other Contract, oral or written, relating to the use or occupancy of the Leased Real Property. Such Leased Real Property, together with the Owned Real Property, constitutes all of the real property used in the operation of the business of the Acquired Companies (other than Hilo). The Company has made available to Buyer a complete and accurate copy of each Real Property Lease. The applicable Acquired Companies have a valid leasehold interest in their respective Leased Real Property, free and clear of Encumbrances other than Permitted Encumbrances. The applicable Acquired Company is in peaceful and undisturbed possession of each parcel of Leased Real Property, and, to the Knowledge of the Company, there are no contractual or legal restrictions that preclude or restrict the ability of the applicable Acquired Company to use the Leased Real Property for the purposes for which it is currently being used. To the Knowledge of the Company, there are no condemnation proceedings or eminent domain proceedings of any kind pending or threatened against any Leased Real Property.

(d)      The property, assets and rights of the Acquired Companies constitute all of the property, assets and rights used in, and necessary for, the conduct of the business of the Acquired Companies as currently conducted, and are, and immediately following the completion of the Restructuring will be, sufficient for the continued conduct of the business after the Closing in substantially the same manner as conducted prior to the Closing. There is no asset, right or property used in, and necessary for, the operation of the business of the Acquired Companies (other than Hilo) as currently conducted owned by any Person other than an Acquired Company (other than Hilo) that will not be available for the use of the Acquired Companies (other than Hilo) under valid, current license arrangements or leases immediately following the Closing.

Section 4.12    Intellectual Property.

(a)      Section 4.12(a) of the Disclosure Schedules lists all patents, patent applications, trademark registrations and pending applications for registration, copyright registrations and pending applications for registration, and domain names and applications therefor owned or purported to be owned by any Acquired Company (other than Hilo) (collectively, the “Company Intellectual Property”). The Acquired Companies (other than Hilo) together own and possess all rights, title and interest in and to such Company Intellectual Property, free and clear of any Encumbrance except for Permitted Encumbrances.

(b)      (i) To the Knowledge of the Company, each Acquired Company’s conduct of its business is conducted in a manner that does not materially infringe, violate or misappropriate the Intellectual Property of any Person; (ii) no Acquired Company has received any written claim or notice from any Person that it is engaging in any activity that infringes upon, violates or misappropriates any Intellectual Property right of such Person that has not been resolved; and (iii) to the Knowledge of the Company, no Person is materially infringing, violating or misappropriating any Company Intellectual Property.

(c)      None of the applications or registrations for Company Intellectual Property are subject to a pending Action to challenge or invalidate such Company Intellectual Property. The Acquired Companies (other than Hilo) have the right to bring actions for infringement of Company Intellectual Property. No Company Intellectual Property is the subject of any proceeding before any Governmental Authority in any jurisdiction, including any office action or other form of preliminary or final refusal of registration. The consummation of the transactions contemplated by this Agreement and the other agreements entered into as contemplated hereby will not alter or impair the Acquired Companies’ (other than Hilo) right in or to any Company Intellectual Property used by the Acquired Companies (other than Hilo).

(d)      No loss or expiration of any of the Company Intellectual Property is pending, or, to the Knowledge of the Company, threatened, except for such Intellectual Property expiring at the end of its statutory term or the end of the term of any applicable license. The Acquired Companies (other than Hilo) have taken commercially reasonable steps to protect its rights in the Company Intellectual Property.

(e)      Assuming the validity of ownership of Intellectual Property by all Persons from whom an Acquired Company licenses Intellectual Property, the Acquired Companies (other than Hilo) together own and possess or have the right to use pursuant to a valid license, sublicense, agreement, permission, or otherwise all material Intellectual Property necessary for the operation of the business of the Acquired Companies (other than Hilo) as presently conducted.

(f)      The Acquired Companies (other than Hilo) have taken all reasonable steps (including, without limitation, entering into confidentiality and nondisclosure agreements and work for hire or intellectual property assignment agreements with all officers and employees of, and consultants to, the Acquired Companies (other than Hilo) with access to or knowledge of any material Company Intellectual Property) reasonably necessary to safeguard and maintain the secrecy and confidentiality of all trade secrets, Company Intellectual Property, or other confidential information owned or purported to be owned by the Acquired Companies (other than Hilo). No present or former employee, officer, or director of the Acquired Companies, or agent or outside contractor or consultant of the Acquired Companies, holds any right, title or interest, directly or indirectly, in whole or in part, in or to any Company Intellectual Property.

(g)      All computer hardware, firmware, databases, software, systems, information technology infrastructure, networks, and other similar or related items of automated, computerized and/or software systems, infrastructure, and telecommunication assets and equipment owned or used by or for any Acquired Company (other than Hilo), whether or not outsourced (the “Company Systems”) (i) operate without material impairment; (ii) are sufficient for the current needs of the business of the Acquired Companies (other than Hilo) including as to capacity and ability to meet current peak volumes in a timely manner, and there have been no material failures, breakdowns, outages, or unavailability of any of the Company Systems in the two years prior to the date hereof; and (iii) no Malicious Code has caused a material disruption, degradation or failure of any of the Company Systems or of the conduct of the business of the Acquired Companies (other than Hilo).

(h)      The Acquired Companies (other than Hilo) do not collect personal data of end-user consumers and do not collect social security numbers of any Person other than its employees or other service providers to which it is required to collect in connection with any withholding requirements.

(i)       There has been no: (i) material failure, crash, breach, or security incident involving or with respect to, or (ii) misuse of, unauthorized access to, or disclosure of, any personal data (A) in the possession or control of an Acquired Company, or (B) collected, used or processed by or on behalf of the Acquired Companies. No Acquired Company has provided or has been legally required to provide any notice to any Person in connection with any disclosure of personal data.

Section 4.13   Insurance. Section 4.13 of the Disclosure Schedules sets forth a complete and accurate list, as of the date hereof, of all insurance policies maintained by an Acquired Company (excluding such policies that (a) constitute or provide compensation or benefits with respect to a Benefit Plan or (b) are maintained solely by Hilo) (collectively, the “Insurance Policies”). Such Insurance Policies are in full force and effect on the date hereof and all premiums due and payable on such Insurance Policies have been paid, and no Acquired Company (other than Hilo) is in breach of or default under any such Insurance Policies. No Acquired Company (other than Hilo), in the past two (2) years, has received any written notice of termination or cancellation or denial of coverage with respect to any such Insurance Policy. Section 4.13 of the Disclosure Schedules lists all pending insurance claims submitted by an Acquired Company (other than Hilo) under the Insurance Policies. No Acquired Company (other than Hilo) has received any notice from its insurers that any of the claims set forth in Section 4.13 of the Disclosure Schedules has been denied or that the insurer is acting under a reservation of rights.

Section 4.14   Legal Proceedings; Governmental Orders.

(a)      There are no, and since the Lookback Date there have not been any, material Actions pending or, to the Knowledge of the Company, threatened against any of the Acquired Companies or, to the Knowledge of the Company, any of their officers, directors or employees (in their capacities as such), or affecting any of their properties or assets.

(b)      There are no, and since the Lookback Date there have not been any, outstanding Governmental Orders and no unsatisfied material judgments, penalties or awards against or affecting any of the Acquired Companies, any of their respective properties or assets or, to the Knowledge of the Company, any of their officers, directors or employees (in their capacities as such). The Company has made available to Buyer correct and complete copies of all Contracts constituting agreements in settlement of actual or threatened litigation entered into by an Acquired Company (other than Hilo) since the Lookback Date, excluding (a) any Contract or other arrangement entered into by an Acquired Company with a customer or supplier in the ordinary course and involving any payment or credit of an amount of less than $100,000 and (b) workers compensation settlements paid for by the Acquired Companies’ insurance carriers in the ordinary course of business.

Section 4.15   Compliance with Laws; Permits.

(a)      Each of the Acquired Companies is, and has been since the Lookback Date, in compliance in all material respects with all Laws applicable to it or its business, properties or assets. Since the Lookback Date, no Acquired Company has received any notice of violation of any Law. To the Knowledge of the Company, no Acquired Company is, or has been since the Lookback Date, the subject of any investigation by any Governmental Authority.

(b)      All material Permits required for the Acquired Companies to conduct their business have been obtained by them and are, to the Knowledge of the Company, valid and in full force and effect. A complete and accurate list of such Permits (excluding any Permit held by Hilo) is set forth in Section 4.15(b) of the Disclosure Schedules. To the Knowledge of the Company, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or termination of any such Permit.

(c)      The Acquired Companies, and their directors, officers, and employees, and to the Knowledge of the Company, any agents acting on their behalf, are and have been since the Lookback Date in compliance with U.S. and any applicable foreign economic sanctions laws and regulations, including economic sanctions administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control (collectively, “Sanctions”) and U.S. and applicable foreign laws and regulations pertaining to export and import controls, including those administered by the U.S. Departments of Commerce and State, and applicable anti-money laundering laws and regulations (collectively, “Trade Controls”).

(d)      None of the Acquired Companies, or their directors, officers, or employees, nor to the Knowledge of the Company, any agents acting on their behalf, is or has been since the Lookback Date (i) identified on any Sanctions-related list of restricted or blocked Persons; (ii) organized, resident, or located in any country or territory that is itself the subject of Sanctions; or (iii) owned or controlled by any Person or Persons described in clause (i) or (ii).

(e)      There have been no claims, complaints, charges, investigations, voluntary disclosures, or proceedings under Trade Controls involving the Acquired Companies, and to the Knowledge of the Company, there are no pending or threatened claims or investigations involving suspect or confirmed violations thereof.

(f)      No Acquired Company has any material unclaimed or abandoned property or any liability or reporting obligation associated therewith or with respect to escheat.

Section 4.16   Environmental Matters.

(a)      Each of the Acquired Companies is and has been since the Lookback Date in compliance in all material respects with all Environmental Laws. No Acquired Company has received from any Person or is or has been since the Lookback Date otherwise subject to any (i) Environmental Claim or any Encumbrance relating to any Environmental Law, (ii) request for information pursuant to Environmental Law or (iii) any Governmental Order relating to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements.

(b)      Each of the Acquired Companies has obtained and is in material compliance with all Environmental Permits necessary for the ownership, lease, operation or use of the business or assets of the Acquired Companies, and to the Knowledge of the Company, there is no material liability or obligation pursuant to Environmental Law resulting from any currently planned expansion or closure of any Acquired Company’s business or assets.

(c)      There has been no Release of, or exposure to, Hazardous Materials with respect to the business, operations or assets of the Acquired Companies, any Real Property or, to the Knowledge of the Company, any real property formerly owned, operated or leased by the Acquired Companies or any of their respective predecessors, in each case, that would reasonably be expected to result in an Environmental Claim against any of the Acquired Companies or otherwise result in material liabilities or obligations of the Acquired Companies, and none of the Acquired Companies has received or is the subject of any Environmental Claim that any Real Property or any real property formerly owned, operated or leased in connection with the business of the Acquired Companies or any of their respective predecessors has been contaminated with any Hazardous Material which would reasonably be expected to result in a violation of Environmental Laws or term of any Environmental Permit by any of the Acquired Companies or otherwise result in material liabilities or obligations of the Acquired Companies.

(d)      Neither this Agreement nor the consummation of the transactions contemplated hereby and the other agreements entered into as contemplated hereby will trigger any obligations pursuant to the New Jersey Industrial Site Recovery Act, N.J.S.A. 13:1K-6 et seq. or, to the Knowledge of the Company, any other transaction-triggered Environmental Laws.

(e)      None of the Acquired Companies has assumed or retained, by Contract or operation of Law, any obligation under any Environmental Law or concerning any Hazardous Material that could reasonably be expected to result in material liability or any other obligation to any of the Acquired Companies under any Environmental Law.

(f)      The Company has made available to Buyer copies of all environmental reports, assessments and audits and any other material documents or correspondence in the Company’s possession or control pertaining to any Acquired Company (other than Hilo), the Real Property, or any real property formerly owned, leased or operated by the Acquired Companies or any of their predecessors, in each case that relate to compliance with, or liability or obligation under, any Environmental Law or any presence, Release of, or exposure to any Hazardous Materials.

Section 4.17   Employee Benefit Matters.

(a)      Section 4.17(a) of the Disclosure Schedules contains a list of each “employee benefit plan” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA), and each other retirement, profit sharing, savings, pension benefit, defined contribution, compensation, employment, consulting, incentive, stock option, restricted stock, stock appreciation right, phantom equity, equity or equity incentive, change in control, retention, severance, termination pay, bonus, commission, vacation, paid time off, welfare, fringe-benefit, health insurance, and any other employee benefit agreement, arrangement, plan, policy, practice, and program, whether written or unwritten, formal or informal, funded or unfunded, that is currently in effect and covering current or former employees, directors, officers, consultants, independent contractors or other individual service providers of any of the Acquired Companies, or the beneficiaries or dependents of any such Persons, and that is maintained, sponsored, or contributed to by the Acquired Companies or any of their respective ERISA Affiliates (other than any such employee benefit agreement, arrangement, plan, policy, practice or program covering solely employees of Hilo that is maintained, sponsored or contributed to by Hilo), or to which any of the Acquired Companies or any of their respective ERISA Affiliates (other than Hilo) has or may have any liability or obligation (contingent or otherwise) but excluding de minimis fringe-benefit arrangements and normal payroll practices, including the continuation of regular wage payments on account of vacation, holiday, jury duty or other like absence (each, a “Benefit Plan”), other than any Benefit Plan that is a Multiemployer Plan.

(b)      Each Benefit Plan has been operated and administered in compliance with its terms and all applicable Laws (including ERISA and the Code) in all material respects. Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Benefit Plan”) (i) is and has at all times been so qualified, (ii) (x) has received a favorable determination letter from the Internal Revenue Service, or (y) with respect to a master/prototype or volume submitter plan, can rely on an opinion or advisory letter from the Internal Revenue Service to the master/prototype or volume submitter plan sponsor, to the effect that such Qualified Benefit Plan, in form, is in its standard form so qualified and that such master/prototype or volume submitter plan and the trust related thereto are exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, and (iii) nothing has occurred, whether by action or failure to act, that could reasonably be expected to adversely impact the Qualified Benefit Plan’s qualification under Section 401(a) of the Code. The Acquired Companies have timely made or accrued for, or otherwise provided for in all respects, all contributions and other payments required by and due under the terms of each Benefit Plan.

(c)      (i) None of the Acquired Companies, nor any of their respective ERISA Affiliates, sponsors, maintains, contributes to, or has any liabilities or obligations under, and none of the Acquired Companies, nor any of their respective ERISA Affiliates has, within the last five (5) years, sponsored, maintained, contributed to, or had any liabilities or obligations with respect to, (x) a “defined benefit plan” (as defined in Section 3(35) of ERISA) subject to Title IV of ERISA or Section 412 of the Code, (y) a “multiple employer plan” or “multiple employer welfare arrangement” (as defined in ERISA or Section 413(c) the Code), or (z) a “funded welfare plan” (as defined in Section 419 of the Code), and (ii) no event has occurred, and, to the Knowledge of the Company, no circumstance exists, that would reasonably be expected to result in any liability to any Acquired Company or any ERISA Affiliate thereof under Title IV of ERISA or Section 412 of the Code.

(d)      No non-exempt “prohibited transaction,” (as defined in Section 4975 of the Code) has occurred with respect to any of the Benefit Plans that would subject the Acquired Companies to any material Tax or penalty on prohibited transactions imposed by Section 4975 of the Code or any other material liability.

(e)      Section 4.17(e) of the Disclosure Schedules sets forth a complete list of each Benefit Plan that is a “multiemployer plan” (as defined in Section 3(37) of ERISA) (each such Benefit Plan, a “Multiemployer Plan”). With respect to each Multiemployer Plan:

(i)      the Acquired Companies have provided or made available to Buyer, to the extent provided by the Multiemployer Plan and in the possession of the Acquired Companies, complete and accurate copies of (1) all material information that has been provided to the Acquired Companies in the past two (2) years regarding assessed or potential withdrawal liability under the Multiemployer Plan (including any estimate of withdrawal liability), (2) the most recent actuarial valuation report, and (3) any other material information received from the Multiemployer Plan in the past two (2) years or other material correspondence in the past two (2) years regarding its funding status (including any correspondence regarding a funding improvement plan, a rehabilitation plan, termination, or application to suspend benefits), contribution requirements, legal compliance, financial condition or related matters;

(ii)      none of the Acquired Companies or their respective ERISA Affiliates have received written notice that the Multiemployer Plan is party to any pending merger or asset or liability transfer under Part 2 of Subtitle E of Title IV of ERISA;

(iii)     to the Knowledge of the Company, no event has occurred which could reasonably be expected to result in any liability to the Acquired Companies or any of their respective ERISA Affiliates under Section 4201 of ERISA as a result of a “complete withdrawal” (within the meaning of Section 4203 of ERISA) or a “partial withdrawal” (within the meaning of Section 4205 of ERISA);

(iv)     none of the Acquired Companies, and to the Knowledge of the Company, none of their respective ERISA Affiliates have received any written notice of any claim or demand for liability under Section 4201 of ERISA as a result of a “complete withdrawal” (within the meaning of Section 4203 of ERISA) or a “partial withdrawal” (within the meaning of Section 4205 of ERISA), or the obligation to pay excise taxes;

(v)      all contributions required to be made to the Multiemployer Plan by the Acquired Companies and their respective ERISA Affiliates have been timely made;

(vi)      none of the Acquired Companies or their respective ERISA Affiliates (and none of their respective predecessors) have ever engaged in, or entered into any agreement with respect to, a transaction described in Section 4204 or 4212(c) of ERISA; and

(vii)     to the extent any Multiemployer Plan is not subject to Title IV of ERISA, none of the Acquired Companies, and to the Knowledge of the Company, none of their respective ERISA Affiliates have received any written notice that such Multiemployer Plan assesses against a contributing employer, or otherwise requires a contributing employer to pay, any form of withdrawal liability, exit premium, exit fee, or other amount (each, a “Termination Payment”) upon the termination of the employer’s participation in such Multiemployer Plan and, to the Knowledge of the Company, no such Multiemployer Plan assesses against a contributing employer, or otherwise requires a contributing employer to pay, any such Termination Payment.

(f)      With respect to each Benefit Plan, the Acquired Companies have made available to Buyer complete and accurate copies of (to the extent applicable): (i) the most recent version of each document embodying such Benefit Plan, including any amendment thereto (or, if such Benefit Plan is unwritten, a written summary of its material terms), and all related trust, insurance, funding, or administrative agreements or documents, (ii) the most recent favorable Internal Revenue Service determination, opinion and advisory letters issued with respect to any such Benefit Plan that is a Qualified Benefit Plan, (iii) the two (2) most recent annual reports (filed on Form 5500 or such other applicable annual report), including all schedules and financial statements attached thereto, (iv) the most recent summary plan description, and any material modifications thereto, and (v) all material correspondence and documentation related to, and all non-routine filings made, with any Governmental Authority within three (3) years prior to the date hereof.

(g)      Other than as required under Section 4980B of the Code or other applicable Law, no Benefit Plan provides retiree medical benefits or coverage or any other non-pension benefits to any employee after their employment is terminated. No event or condition exists with respect to any Benefit Plan that could subject Buyer or any of its Affiliates or any of the Acquired Companies to any material Taxes under Section 4980B of the Code.

(h)      (i) There is no pending or, to the Knowledge of the Company, threatened Action relating to a Benefit Plan (other than routine claims for benefits) or the assets of any fiduciary thereof (in such Person’s capacity as fiduciary of such Benefit Plan); and (ii) no Benefit Plan is or has, within the three (3) years prior to the date hereof, been, the subject of an audit, inquiry, or proceeding by a Governmental Authority, and no such audit, inquiry, or proceeding is, to the Knowledge of the Company, threatened.

(i)      Each Benefit Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder. There is no Contract to which any Acquired Company (other than Hilo) is a party or by which it is bound to compensate any current or former employee for additional Taxes paid pursuant to Section 409A of the Code.

(j)      Neither the execution of this Agreement nor the consummation of transactions contemplated by this Agreement and the other agreements entered into as contemplated hereby (whether alone or in connection with any other Event, including the passage of time) could: (i) accelerate the time of payment or vesting, or funding, or increase the amount of compensation or benefit due, or cause any payment or benefit to come due, to any current or former employee, director, officer, manager or independent contractor under any Benefit Plan or otherwise; or (ii) result in the triggering or imposition of any restriction or limitation on the right of any Acquired Company to amend or terminate any Benefit Plan (or result in any adverse consequences for so doing).

(k)      The execution of this Agreement and the consummation of the transactions contemplated hereby and the other agreements entered into as contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent Event or the passage of time), as of the Closing, constitute an event under any Benefit Plan or otherwise that will or may result in the payment of any amount that may be deemed an “excess parachute payment” under Section 280G of the Code. There is no Contract to which any Acquired Company (other than Hilo) is a party or by which it is bound to compensate any employee for excise Taxes paid pursuant to Section 4999 of the Code.

Section 4.18   Employment Matters.

(a)      Section 4.18(a) of the Disclosure Schedules sets forth (A) a complete and accurate list of all employees of the Acquired Companies (other than Hilo) as of August 25, 2021, showing, for each such individual, the individual’s: (i) name; (ii) job title; (iii) location; (iv) date of hire; (v) employing entity; (vi) base salary or hourly wage rate; (vii) most recent date of salary or wage change; (viii) prior salary or wage rate; (ix) 2021 annual (or other) bonus or cash-based incentive target opportunity, and earned annual (or other) bonus or cash-based incentive award amounts for 2020; (x) leave of absence or layoff status (and, if on a leave of absence, the type of leave and expected return date); (xi) union status; and (xii) full-time or part-time and exempt or non-exempt status and (B) a complete and accurate list of all individual consultants, individual independent contractors, and other individual service providers as of August 25, 2021 and their compensation arrangements and full or part time status.

(b)      No Acquired Company is a party to, or bound by, any collective bargaining or other similar agreement with a labor organization representing any of its employees. There is not any, nor in the last three (3) years, has there been, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor activity or dispute affecting any of the Acquired Companies (other than Hilo), and to the Knowledge of the Company, no such strike slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor activity or dispute has been threatened, either as of the date hereof, or at any time within the last three (3) years. No union, collective bargaining representative, labor organization or works council has been certified as representing any portion of the employees of any Acquired Company (other than Hilo), and, to the Knowledge of the Company, no such certification proceeding or petition seeking representation has been threatened, either as of the date hereof or at any time within the last three (3) years, by any labor union, works council, or group of employees of the Acquired Companies (other than Hilo), and no such proceeding or petition is presently pending, or to the Knowledge of the Company, threatened to be brought or filed with, the National Labor Relations Board or any other Governmental Authority. The Acquired Companies (other than Hilo) are not experiencing, nor in the last three (3) years have they experienced, any organizational attempt, by or on behalf of any labor union, collective bargaining unit, labor organization, works council or similar organization with respect to any portion of the employees of an Acquired Company (other than Hilo), or by any group of employees of the Acquired Companies (other than Hilo), nor, to the Knowledge of the Company, has any such organizational attempt been threatened, either as of the date hereof, or at any time within the last three (3) years.

(c)      Each of the Acquired Companies is, and since the Lookback Date has been, in compliance in all material respects with all applicable Laws pertaining to employment of labor, including all applicable Laws relating to wages, hours, collective bargaining and other protected concerted activity, employment discrimination, harassment, safety and health, overtime, harassment and retaliation, whistleblower, immigration status, workers’ compensation, the collective and payment of withholding and employment Taxes, and the WARN Act. There are, and within the past two (2) years there have been, no Actions against any of the Acquired Companies pending, or to the Knowledge of the Company, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment or engagement of any current or former employee, officer, director, independent contractor, consultant or other individual service provider of the Acquired Companies, including any claim relating to unfair labor practices, employment discrimination, workplace safety, harassment, retaliation, equal pay, the classification of workers as exempt or non-exempt or independent contractors or employees, or any other employment-related or other similar matter arising under applicable Laws. There is, and within the past two (2) years there has been, no pending, or to the Knowledge of the Company, threatened, investigation, audit, or proceeding from any Governmental Authority regarding the Acquired Companies’ labor and employment practices.

(d)      All individuals who perform services for the Acquired Companies (other than Hilo) have been properly classified for purposes of, and have not been improperly excluded from, the Benefit Plans and for purposes of employment Taxes, and none of the Acquired Companies (other than Hilo) has incurred or could reasonably be expected to incur any liability for the misclassification of any such individual as exempt or non-exempt, or an independent contractor, temporary employee, leased employee, or any other service provider compensated other than through reportable wages (as an employee) paid by any of the Acquired Companies (other than Hilo). None of the Acquired Companies (other than Hilo) has any leased employee within the meaning of Section 414(n) of the Code.

(e)      At no time since the Lookback Date has any of the Acquired Companies (other than Hilo) been party to any settlement agreement with any director, officer or current or former employee with the title of vice president or more senior resolving allegations of discrimination, sexual harassment or abuse. There is no, and since the Lookback Date, there has been no, allegation of or Action relating to discrimination, sexual harassment or abuse by or against any entity manager, officer or current or former employee with the title of vice president or more senior.

Section 4.19   Taxes.

(a)      The Acquired Companies (other than Hilo) have timely filed (taking into account any valid extensions) all Tax Returns required to be filed on or before the date hereof. Such Tax Returns are complete and accurate in all respects and were prepared in compliance with all applicable Laws. All Taxes due and owing by the Acquired Companies (other than Hilo) have been timely paid. The Company has delivered to Buyer complete and accurate copies of (i) all income and other material Tax Returns for all years ending after December 31, 2017, and (ii) examination reports, and statements of deficiencies assessed against or agreed to by any Acquired Company (other than Hilo).

(b)      The Interim Financial Statements reflects all liabilities for Taxes of the Acquired Companies for periods (or portions of periods) through June 30, 2021. No Acquired Company (other than Hilo) has any liability for unpaid Taxes accruing after June 30, 2021 except for Taxes arising in the ordinary course of business consistent with past practice subsequent to June 30, 2021.

(c)      No Acquired Company (other than Hilo) has executed any waiver of any statute of limitations for, or extension of, the period for the assessment or collection of any Tax, in each case, which period has not yet expired.

(d)      There is no (i) ongoing dispute, audit or investigation being conducted, pending or, to the Company’s Knowledge, threatened by any taxing authority against any Acquired Company or (ii) written claim for or assessment of Taxes being asserted against any Acquired Company (other than Hilo) that has not been fully paid or finally settled.

(e)      No claim has been made in writing by any Governmental Authority in a jurisdiction where an Acquired Company (other than Hilo) does not file Tax Returns that such Acquired Company is or may be subject to taxation by that jurisdiction.

(f)      No Acquired Company (other than Hilo) is a party to any Tax-sharing agreement (other than any agreement entered into in the ordinary course of business, the principal purpose of which is not related to Taxes).

(g)      All Taxes which any Acquired Company (other than Hilo) is obligated to withhold have been timely paid over to the proper Governmental Authority and each Acquired Company (other than Hilo) has complied with all applicable Laws relating to the reporting of such Taxes.

(h)      No Acquired Company (other than Hilo) is liable for (i) Taxes of any predecessor, (ii) Taxes of any other Person (except for any Acquired Company other than Hilo) under Treasury Regulations Section 1.1502-6 (or the corresponding provision of state, local or non-U.S. Law) or (iii) Taxes of any other Person as a transferee or successor, by contract (other than any agreement entered into in the ordinary course of business, the principal purpose of which is not related to Taxes) or otherwise.

(i)      No Acquired Company (other than Hilo) has a permanent establishment (within the meaning of any applicable Tax treaty) or other office or fixed place of business in a country other than the country in which it is organized.

(j)      Each Acquired Company (other than Hilo) has disclosed on all relevant Tax Returns any position taken therein that could give rise to a substantial understatement of Taxes within the meaning of Section 6662 of the Code or any comparable provisions of state, local or non-U.S. Laws.

(k)      No Acquired Company (other than Hilo) has been a party to a transaction that is classified as a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).

(l)      There are no Encumbrances for Taxes (other than Encumbrances (i) for Taxes not yet due and payable or (ii) for Taxes that are being contested in good faith and for which an adequate reserve has been made on the Interim Financial Statements) on any assets of the Acquired Companies (other than Hilo).

(m)      The Company is classified as a partnership for U.S. federal (and applicable state and local) income Tax purposes. Each of the Company’s Subsidiaries is disregarded as separate from the Company within the meaning of Treasury Regulations Section 301.7701-2. No election under Treasury Regulations Section 301.7701-3 has ever been made to treat any Acquired Company (other than Hilo) as a corporation for U.S. federal (or applicable state or local) income Tax purposes.

(n)      No Tax ruling, request for ruling, application for change in accounting methods or closing agreement has been entered into with, issued by, or filed with any Governmental Authority with respect to any Acquired Company (other than Hilo) that will remain in effect or apply for any period after the Closing Date.

(o)      No Acquired Company (other than Hilo) has made any election or otherwise taken any action to cause the Partnership Audit Rules to apply at an earlier date than is required by Law.

(p)      No Acquired Company (other than Hilo) will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any: (i) “closing agreement” as described in Section 7121(a) of the Code (or similar provision of state, local or non-U.S. Law) with any Governmental Authority executed on or prior to the Closing, (ii) change in method of accounting (or the use of an incorrect method of accounting) with respect to a taxable period ending on or prior to the Closing Date under Section 481 of the Code (or any similar provision of state, local or non-U.S. Law), (iii) installment sale or open transaction disposition made on or prior to the Closing Date, (iv) prepaid amount received or deferred revenue accrued on or prior to the Closing Date, (v) “deferred gain” with respect to an “intercompany transaction” (effected on or prior to the Closing Date) described in Section 1502 of the Code, or (vi) the application of Sections 1400Z-2 or 965 of the Code.

(q)      The Company has in effect a valid election under Section 754 of the Code for the taxable year including the Closing Date.

(r)      No Acquired Company (other than Hilo) claimed the employee retention credit under the CARES Act (or any similar program or provisions in any jurisdiction).

Section 4.20   Related Party Transactions. No employee, officer, director, holder of securities or Affiliate of any of the Acquired Companies (including, for the avoidance of doubt, any Seller), and no entity in which any such Person or individual owns any controlling interest, is a party to any material Contract with any of the Acquired Companies or has any interest in any property, tangible or intangible, used by any of the Acquired Companies or has any claim against or owes any amount (whether as obligor, guarantor or otherwise) to, or is owed any amount (whether as obligor, guarantor or otherwise) by, Acquired Companies (all of the foregoing, collectively, “Affiliate Arrangements”).

Section 4.21   Customers and Suppliers.

(a)      Section 4.21(a) of the Disclosure Schedules sets forth a complete and accurate list of the top ten (10) customers by revenue of the Acquired Companies (other than Hilo),

taken as a whole, for each of the twelve-month period ended December 31, 2020 and the six-month period ended June 30, 2021 (the “Top Customers”) and the amount of revenue attributable to each such Top Customer in respect of each such period. During the past twelve (12) months, the Acquired Companies (other than Hilo) have not received any written notice that any Top Customer has ceased, or will cease to, conduct business with the applicable Acquired Company (other than Hilo), and no Top Customer has otherwise materially and adversely modified its relationship with the applicable Acquired Company (other than Hilo) or threatened in writing to do so. There is no outstanding material dispute with any Top Customer.

(b)      Section 4.21(b) of the Disclosure Schedules sets forth a complete and accurate list of the top ten (10) suppliers by payment of raw materials, supplies, merchandise and other goods or services to the Acquired Companies (other than Hilo), taken as a whole, for each of the twelve-month period ended December 31, 2020 and the six-month period ended June 30, 2021 (the “Top Suppliers”) and the amount for which each such Top Supplier invoiced the applicable Acquired Company (other than Hilo) in respect of each such period. During the past twelve (12) months, the Acquired Companies (other than Hilo) have not received any written notice that any Top Supplier has ceased, or will cease to, conduct business with the applicable Acquired Company (other than Hilo), and no Top Supplier has otherwise materially and adversely modified its relationship with the applicable Acquired Company (other than Hilo) or threatened in writing to do so. There is no outstanding material dispute with any Top Supplier. With respect to the Material Contracts listed on Section 4.10(a)(xi) of the Disclosure Schedules, there is no outstanding or pending material dispute with any counterparty to any such Contract and no Acquired Company has received any written notice from any counterparty to any such Contract threatening any such material dispute.

Section 4.22   Brokers. No broker, finder, agent, investment banker or similar intermediary is entitled to, and no Acquired Company will incur any liability for, any brokerage, finder’s or similar fee or commission in connection with the transactions contemplated by this Agreement and the other agreements entered into as contemplated hereby based upon arrangements made by or on behalf of the Sellers or the Company or any of their respective Affiliates.

Section 4.23   Warranty & Product Liability; FDA, USDA and Food and Drug Regulatory Authorities. All products of the Acquired Companies have been produced, distributed, labeled, marketed and sold, and all raw materials and ingredients in such products have been procured, in compliance in all material respects with all applicable Laws governing the procurement, production, distribution, labeling and sale of such products, raw materials or ingredients. There have been no recalls, withdrawals or suspensions with respect to products produced, distributed, labeled, marketed or sold by the Acquired Companies and no Acquired Company has received any written notice of or otherwise is aware of, any U.S. Food & Drug Administration (“FDA”), U.S. Department of Agriculture (“USDA”) or any other Governmental Authority (collectively, “Food and Drug Regulatory Authorities”) Untitled Letters, Warning Letters, Notices of Warning or Withholding, Suspension or Withdrawal of Inspection, seizure, criminal referral or other similar federal, state or private enforcement actions with respect to such products. No Acquired Company is subject (and has been subject) to any adverse inspection finding, recall, investigation, penalty assessment, audit or other compliance or enforcement action by the FDA, USDA and other Food and Drug Regulatory Authorities having responsibility for the regulation of the current and/or proposed products of the Company. No Acquired Company has made any false statements or false omissions in their applications or other submissions to the FDA or other Food and Drug Regulatory Authorities. Each Acquired Company is in compliance in all material respects with all regulations and requirements of the FDA and other Food and Drug Regulatory Authorities, including any applicable Good Manufacturing Practices, Hazard Analysis Critical Control Point (HACCP) requirements, labeling requirements, testing requirements and protocols, shipping requirements, record keeping and reporting requirements, monitoring requirements, packaging or repackaging requirements, laboratory controls, storage and warehousing procedures and marketing restrictions. None of the Acquired Companies is aware of, or has received any notice or Action from any Person concerning any allegation of, any adverse health effects of its current products or the products it has under development.

Section 4.24   Inventory. All inventory of the Acquired Companies (other than Hilo), whether or not reflected in the Balance Sheet, consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. All such inventory is owned by the Acquired Companies (other than Hilo) free and clear of all Encumbrances other than Permitted Encumbrances, and no inventory is held on a consignment basis. The quantities of each item of inventory (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in the present circumstances of the Acquired Companies (other than Hilo).

Section 4.25   Accounts Receivable. The accounts receivable reflected on the Interim Balance Sheet (other than the accounts receivable of Hilo) and the accounts receivable of the Acquired Companies (other than Hilo) arising after the date thereof (a) have arisen from bona fide transactions entered into by the Acquired Companies involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; and (b) constitute only valid, undisputed claims of the Acquired Companies not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice.

Section 4.26   Improper Payments. None of the Acquired Companies nor any of their respective officers, directors, managers, employees or agents have paid, given or received or have offered or promised to pay, give or receive, any bribe or other unlawful payment of money or other unlawful thing of value, any unlawful discount or any other unlawful inducement, (a) to or from any Governmental Authority in connection with or in furtherance of their business (including any offer, payment, or promise to pay money or other thing of value), (b) to any domestic or foreign official, political party (or official thereof), or candidate for political office for the purposes of influencing any act, decision, or omission in order to assist the Acquired Companies in obtaining business for or with, any Person, or (c) to any Person, while knowing that such money or other thing of value will be offered, given, or promised to any Person identified in clause (b) for such purposes. No Acquired Company, nor, to the Company’s Knowledge, any of their officers, directors or employees, has taken any action that would cause an Acquired Company to be in violation of the Foreign Corrupt Practices Act of 1977 (the “FCPA”), or any applicable Law of similar effect. No Acquired Company nor, to the Company’s Knowledge, any of their officers, directors or employees are the subject of any allegation, voluntary disclosure, investigation, prosecution or other enforcement action related to the FCPA or any other anti-corruption Law.

Section 4.27   No Other Representations and Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE IV (AS QUALIFIED BY THE DISCLOSURE SCHEDULES), NO ACQUIRED COMPANY NOR ANY SELLER HAS MADE OR MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF ANY ACQUIRED COMPANY OR ANY OF THEIR RESPECTIVE BUSINESSES OR ANY OF THEIR RESPECTIVE ASSETS, LIABILITIES, OPERATIONS OR PROSPECTS, INCLUDING WITH RESPECT TO (A) MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, (B) ACCURACY AND COMPLETENESS OF ANY INFORMATION PROVIDED TO BUYER AND ITS REPRESENTATIVES (INCLUDING, FOR THIS PURPOSE, ANY INFORMATION PROVIDED BY KATTEN AND ANY INFORMATION, DOCUMENTS OR MATERIAL MADE AVAILABLE TO BUYER IN ANY DATA ROOM, MANAGEMENT PRESENTATION OR THE LIKE), AND (C) ANY ESTIMATES, PROJECTIONS OR OTHER FORECASTS AND PLANS (INCLUDING THE REASONABLENESS OF THE ASSUMPTIONS UNDERLYING SUCH ESTIMATES, PROJECTIONS AND FORECASTS), AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED. TO THE EXTENT ANY REPRESENTATION OR WARRANTY IS OR HAS BEEN MADE WHICH IS NOT EXPRESSLY SET FORTH IN THIS ARTICLE IV (AS QUALIFIED BY THE DISCLOSURE SCHEDULES), SUCH ARE HEREBY DISCLAIMED.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to the Company and the Sellers as follows:

Section 5.01   Organization and Authority of Buyer. Buyer is a legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, except where the failure to be in good standing would not reasonably be expected to prevent or materially delay the ability of Buyer to consummate the transactions contemplated hereby and the other agreements entered into as contemplated hereby. Buyer has all necessary organizational power and authority to enter into this Agreement and each other Transaction Document to which Buyer is or will be a party, to carry out its obligations hereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and each other Transaction Document to which Buyer is or will be a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite organizational action on the part of Buyer.

Section 5.02   Execution and Enforceability. This Agreement has been duly executed and delivered by Buyer, and, assuming that this Agreement constitutes a valid and binding agreement of the other parties hereto, this Agreement constitutes and each other Transaction Document when duly executed and delivered by Buyer will constitute, legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by the General Enforceability Exceptions.

Section 5.03   No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement, and the consummation of the transactions contemplated hereby and the other agreements entered into as contemplated hereby, do not and will not: (a) conflict with, violate or constitute a breach of, or require any notice, consent or waiver under any provision of the Organizational Documents of Buyer; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer or any if its properties or assets; (c) except for filings as may be required by the HSR Act, require the consent of, approval from, filing with, or notice to, any Governmental Authority by or with respect to Buyer in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and the other agreements entered into as contemplated hereby; or (d) result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate, modify or cancel or require any notice, consent or waiver under, any provision of any Contract to which Buyer is a party or by which any of Buyer or its properties is bound or affected, except in the cases of clauses (b) through (d), as would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair, the ability of Buyer to perform its obligations under this Agreement or any Transaction Document to which it is or will be a party or consummate the transactions contemplated hereby and thereby.

Section 5.04   Investment Purpose. Buyer is acquiring the Membership Interests solely for its own account for investment purposes only and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer acknowledges that the Membership Interests are not registered under the Securities Act, or any other applicable securities Laws, and that the Membership Interests may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to applicable securities Laws and regulations. Buyer is able to bear the economic risk of holding the Membership Interests for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

Section 5.05   Brokers. No broker, finder, agent, investment banker or similar intermediary is entitled to, and Buyer will not incur any liability for, any brokerage, finder’s or similar fee or commission in connection with the transactions contemplated by this Agreement and the other agreements entered into as contemplated hereby based upon arrangements made by or on behalf of Buyer or an Affiliate of Buyer.

Section 5.06   Sufficiency of Funds. Buyer has sufficient cash on hand and other sources of immediately available funds to enable it to pay the Purchase Price and consummate the transactions contemplated by this Agreement.

Section 5.07   Legal Proceedings. There are no Actions pending or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement and the other agreements entered into as contemplated hereby.

Section 5.08   Independent Investigation. In connection with its investment decision, Buyer or its Party Representatives have conducted such reasonable independent review, investigation and analysis (financial and otherwise) of the Acquired Companies (other than Hilo) as desired by Buyer and has evaluated such documents and information as it has deemed necessary to enable it to make an informed decision with respect to the transactions contemplated by this Agreement. Buyer has been given the opportunity to ask questions of the Acquired Companies (other than Hilo) in connection with its due diligence investigation, and, to Buyer’s knowledge, such questions have been answered to Buyer’s satisfaction.

ARTICLE VI

COVENANTS

Section 6.01   Conduct of Business Prior to the Closing.

(a)      From the date hereof until the Closing, except as (1) otherwise expressly required or expressly permitted by another provision of this Agreement (including any action necessary to effect and consummate the Restructuring in accordance with Section 6.15), (2) set forth in Section 6.01 of the Disclosure Schedules or (3) consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall (and shall cause its Subsidiaries to):

(i)      conduct the business of the Acquired Companies in all material respects in the ordinary course of business;

(ii)     use commercially reasonable efforts to (A) maintain and preserve intact the current organization, goodwill and business of the Acquired Companies and their relationship with customers, suppliers, officers and employees, (B) maintain and keep the Acquired Companies’ material properties in good condition and repair, reasonable wear and tear excepted, and (C) keep in effect the insurance policies listed (or required to be listed) on Section 4.13 of the Disclosure Schedules through the earlier of the Closing or their scheduled expiration dates and renew any expiring policy with coverage amounts in the aggregate not less than those in effect on the date hereof;

(iii)    make, or cause to be made, payments for any capital expenditures installed or received, and due and payable;

(iv)    not sell, lease, transfer, assign, abandon or otherwise dispose of any of any assets (tangible or intangible) or property, other than in the ordinary course of business consistent with past practice;

(v)      not create, incur, assume, permit to suffer or exist or impose any Encumbrance (other than (A) a Permitted Encumbrance and (B) the continued existence of Encumbrances existing as of the date hereof) on any of its assets or properties;

(vi)     not make or authorize any amendment, modification or change in any Organizational Document of any Acquired Company, other than any amendments or modifications to the Organizational Documents of the Company unanimously agreed to in writing by all of the Sellers that do not adversely affect Buyer and with respect to which the Company has given the Buyer at least five days’ written notice prior to any such amendment or modification;

(vii)    not issue, sell, grant, authorize the issuance of, split, combine, redeem or reclassify, or purchase or otherwise acquire any (A) Equity Securities of an Acquired Company, (B) option or right to acquire any Equity Securities of an Acquired Company or (C) instrument convertible into or exchangeable for any Equity Securities of an Acquired Company;

(viii)   not grant any license or sublicense of any rights under or with respect to any Intellectual Property other than non-exclusive licenses in the ordinary course of business consistent with past practice;

(ix)     not declare, set aside, accrue, pay or make any dividend or other distribution with respect to the Equity Securities of an Acquired Company, except for routine tax distributions and distributions from one Acquired Company to another Acquired Company;

(x)      not merge or consolidate with any Person or adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization or discontinue any line of business;

(xi)    not make, change or revoke any Tax election or settle or compromise any liability for any material Taxes, change any annual Tax accounting period, change any Tax accounting method, amend any Tax Return, enter into any closing agreement relating to any Tax, surrender any right to claim a Tax refund or consent to any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment;

(xii)    not institute, commence, compromise or settle any Action other than matters solely involving the payment of money with respect to such matter of $50,000 or less;

(xiii)   not make any acquisition (whether by merger, consolidation or by purchase of assets or Equity Securities) of all or any part of the assets, real property, personal property, equipment, capital stock or business of any other Person, other than purchases of inventory and equipment in the ordinary course of business;

(xiv)   not (A) incur, assume, create, refinance or guarantee any funded Indebtedness or issue any debt securities, or assume or guarantee any obligation of any Person that would constitute Indebtedness if an Acquired Company had incurred or created such obligation; or (B) make any loan, advance or capital contribution to, or investment in, any other Person (other than to a wholly owned Subsidiary or advances to employees of $500 or less in the ordinary course of business);

(xv)    not change its fiscal year or make any change in accounting policies or procedures, other than as required by GAAP or applicable Law;

(xvi)   not (A) amend, terminate or cancel, or take or omit to take any action that would constitute a material violation of or default under, or waive any material rights under, any Material Contract or Real Property Lease, or (B) waive any right of any Acquired Company under the confidentiality provision of any Contract;

(xvii)  not enter into any new Contract that (A) if entered into prior to the date of this Agreement, would have been required to be listed on Section 4.10(a) of the Disclosure Schedules as a Material Contract, other than any purchase order issued or received in the ordinary course of business involving an amount that is less than $150,000 or (B) purports to limit, curtail or restrict (1) the kinds of businesses in which an Acquired Company or any of its current or future Affiliates may conduct, (2) the Persons to whom an Acquired Company or any of its current and future Affiliates can compete, (3) the Persons to whom an Acquired Company or any of its current or future Affiliates can sell products or deliver services, (4) the Person or class of Persons an Acquired Company or any of its current or future Affiliates may solicit for employment, or (5) the acquisition of any business by an Acquired Company or any of its current or future Affiliates;

(xviii)  not sell, encumber, abandon or allow to lapse any material Intellectual Property;

(xix)    not accelerate the collection of, or discount any accounts receivable from any client or customer; and

(xx)     not (A) other than as required by the terms of any Benefit Plan as in effect prior to the date of this Agreement or by applicable Law, increase the rate, terms, or level of compensation, compensation opportunities, severance, retention, incentive, termination, or change-in-control pay, or any other benefits payable or to become payable to its employees, officers, directors, independent contractors, consultants, or other individual service providers, other than broad-based, scheduled increases in the ordinary course consistent with past practice for employees with annual base salaries less than or equal to $150,000, (B) enter into, terminate, adopt, or materially amend any Benefit Plan or any other agreement, arrangement, plan, policy, program, or practice that would constitute a Benefit Plan if it had been in effect as of the date hereof, (C) grant or issue, or promise to grant or issue, any equity-based incentive awards to any employee or other individual service provider, (D) enter into, adopt, or engage in negotiations regarding, any collective bargaining agreement, works council or any similar collective labor agreement or arrangement, (E) hire or engage any individual (other than (I) hires for employees with annual base salaries less than or equal to $150,000 and (II) hires for employees for positions that are identified in Section 6.01 of the Disclosure Schedules as vacant or actively being recruited, each as of the date hereof), or terminate the employment or other service relationship of any employee or other individual service provider (other than a termination of any employee for cause), (F) terminate the employment relationship of employees of any Acquired Company in such numbers as would trigger any liability under the WARN Act, or (G) terminate the obligation of any Acquired Company to contribute to a Multiemployer Plan.

(b)      Nothing contained in this Agreement shall give Buyer, directly or indirectly, any rights to control or direct the Company’s operations prior to the Closing. Prior to the Closing,

the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its business, assets and operations.

Section 6.02   Employees; Benefit Plans.

(a)      With respect to any employee benefit plan sponsored, maintained, contributed to, or otherwise made available, by Buyer or its Subsidiaries or Affiliates to their respective employees (collectively, “Buyer Benefit Plans”) in which any employee who remains employed by a Subsidiary of the Company immediately after the Closing (“Company Continuing Employees”) will be eligible to participate after the Closing, Buyer shall, and shall cause its Subsidiaries or Affiliates, as applicable, to, recognize all service of the Company Continuing Employees with the Company or its Subsidiaries, as the case may be, as if such service were with Buyer, for all purposes in any Buyer Benefit Plan in which such Company Continuing Employees may be eligible to participate after the Closing Date; provided, however, such service shall not be recognized to the extent that such recognition would result in a duplication of benefits.

(b)      Buyer shall, and shall cause its Subsidiaries or Affiliates, as applicable, to cause to be waived any waiting periods, evidence of insurability requirements, or pre-existing condition limitations and similar limitations under Buyer Benefit Plans to the extent waived or satisfied by a Company Continuing Employee under any Benefit Plan. Buyer shall, and shall cause the Company to, honor all periods of accrued but unused vacation leave, sick leave, personal days, holidays and other similar periods of leave (such leave, the “Accrued Leave”) of Company Continuing Employees as of the Closing Date to the extent reflected on the Closing Balance Sheet, but only to the extent that such Accrued Leave is less than the maximum amount of Accrued Leave permitted to be accrued under the applicable Buyer Benefit Plan in which such Company Continuing Employees are eligible to participate.

(c)      The Acquired Companies shall, prior to the Closing Date, take such corporate (or similar organizational) action as is necessary to cause the Bettera Brands, LLC 401(k) Profit Sharing Plan (the “Bettera 401(k) Plan”) to be terminated effective as of immediately prior to the Closing Date, subject to the consummation of the transactions contemplated hereby. In connection with the termination of the Bettera 401(k) Plan, the Acquired Companies shall provide, or cause to be provided that, (i) all benefit accruals under the Bettera 401(k) Plan will be frozen and no new participants will be admitted to the Bettera 401(k) Plan on or after the Bettera 401(k) Plan termination date, (ii) any contribution due to the Bettera 401(k) Plan (including any participant elective contribution and any matching contribution related thereto) in respect of any period prior to, but not yet paid as of, the Bettera 401(k) Plan termination date will be contributed by the Acquired Companies as soon as administratively feasible following the Bettera 401(k) Plan termination date, and (iii) all of the Bettera 401(k) Plan participant accounts will be one hundred percent (100%) vested effective on the Bettera 401(k) Plan termination date. The Acquired Companies shall provide to Buyer, prior to the Closing Date, written evidence of the adoption by the applicable authorized governing body of the Bettera 401(k) Plan of resolutions authorizing the termination of the Bettera 401(k) Plan (with the form and substance of such resolutions to be subject to Buyer’s reasonable review and comment) no later than three (3) Business Days prior to the Closing Date. In addition, in connection with the termination of the Bettera 401(k) Plan, Buyer or one of its Subsidiaries or its Affiliates, as applicable, shall take all steps reasonably necessary to (i) permit each Company Continuing Employee who was participating in the Bettera 401(k)

Plan immediately prior to the Closing to begin participating in a plan maintained by Buyer or one of its Subsidiaries or Affiliates that includes a cash or deferred arrangement qualified under Section 401(k) of the Code (the “Buyer 401(k) Plan”), subject to the eligibility requirements applicable to similarly situated employees of Buyer and its Subsidiaries and Affiliates as of the Closing and (ii) cause the Buyer 401(k) Plan to permit and accept rollover contributions of the account balances of any Company Continuing Employee who participated in the Bettera 401(k) Plan.

(d)      Bettera Management Holdings, LLC (“Management Holdco”) and Highlander Partners Candy, LLC, including in its capacity as manager of Management Holdco (in such capacity “HPC”) pursuant to the Limited Liability Company Agreement of Management Holdco, dated as of December 31, 2019 (the “Management Holdco LLCA”) shall effect the distribution of the portion of the Purchase Price payable to Management Holdco to the holders of the outstanding “Series B Incentive Units” of Management Holdco (as defined in the Management Holdco LLCA) in accordance with the terms of the Management Holdco LLCA. Each of Management Holdco and HPC hereby acknowledges and agrees that, immediately following the Closing, neither the Company nor its Affiliates (including Buyer) shall have any liability or obligation with respect to the Series B Incentive Units or any Equity Interests of Management Holdco other than Buyer’s obligation to pay Management Holdco the applicable portion of the Purchase Price owed by Buyer pursuant to ARTICLE II of this Agreement.

(e)      The Acquired Companies shall, as promptly as practicable following the date hereof, but, in any event, prior to the Closing Date, use commercially reasonable efforts to correct any failure to accurately report and distribute Forms 1094-C and 1095-C in accordance with the requirements of Sections 6055 and 6056 of the Code and the regulations and related guidance promulgated thereunder. The Company shall provide to Buyer a record of its written actions to correct all such failures in accordance with applicable guidance published or released by the Internal Revenue Service.

(f)      The Acquired Companies shall, as promptly as practicable following the date hereof, but, in any event, prior to the Closing Date, use commercially reasonable efforts to correct the Bettera 401(k) Plan for any (i) ADP nondiscrimination testing failures and (ii) late remittance of elective deferral contributions. The Company shall provide to Buyer a record of its written actions to correct all such failures in accordance with applicable guidance published or released by the Internal Revenue Service and Department of Labor.

(g)      This Section 6.02 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 6.02, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 6.02. Nothing contained herein, express or implied, shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement. The parties hereto acknowledge and agree that the terms set forth in this Section 6.02 shall not create any right in any employee or any other Person to any continued employment with the Company, Buyer or any of their respective Affiliates or compensation or benefits of any nature or kind whatsoever.

Section 6.03   Taxes.

(a)      Responsibility for Filing Tax Returns.

(i)      Between the date hereof and the Closing Date, the Representative shall, or shall cause each of the Acquired Companies to, prepare and file, on a timely basis, all Tax Returns for any Pre-Closing Tax Period that are required to be filed by such Acquired Company (taking account of extensions) prior to the Closing Date and shall cause the Acquired Companies to timely pay all Taxes required to be paid by the Acquired Companies with respect thereto. If any such Tax Return relates to Income Taxes of the Company, the Representative shall submit a draft of each such Tax Return to Buyer for Buyer’s review prior to filing, and the Representative shall incorporate any reasonable comments provided by Buyer in writing within five (5) days after the date of receipt by Buyer of such draft Tax Return.

(ii)     The Representative shall, at the Sellers’ expense, prepare or cause to be prepared and timely file or cause to be timely filed all Flow-Through Tax Returns of the Acquired Companies for all Pre-Closing Tax Periods ending on or prior to the Closing Date (including, for the avoidance of doubt, the final partnership income Tax Returns of the Company with respect to the period ending on the Closing Date) that are due after the Closing Date. All such Tax Returns shall (A) to the extent permitted by Law (under not less than a “more likely than not” standard), report the Transaction Deductions in a Pre-Closing Tax Period, and (B) except as otherwise provided in Section 6.03(a)(iv) and except as otherwise required by Law, be filed in accordance with the prior positions and practices of the Acquired Companies. The Representative shall provide Buyer drafts of such Flow-Through Tax Returns (along with supporting workpapers) at least thirty (30) days prior to the due date of such Flow-Through Tax Returns (including extensions) for Buyer’s review and comment. Within twenty (20) days after the date of receipt by Buyer of such Flow-Through Tax Return, Buyer shall deliver to the Representative its comments in writing to such Flow-Through Tax Return, if any, and the Representative shall reflect any reasonable comments provided by Buyer. To the extent such Tax Returns are legally required to be filed by any of the Acquired Companies or Buyer, Buyer shall, or shall cause, such Tax Returns to be timely filed as prepared by the Representative.

(iii)     Buyer shall prepare or cause to be prepared and timely file or cause to be timely filed all Flow-Through Tax Returns of the Acquired Companies for any Straddle Period (the “Buyer Tax Returns”). All Buyer Tax Returns shall (A) to the extent permitted by Law (under not less than a “more likely than not” standard) report the Transaction Deductions in a Pre-Closing Tax Period, and (B) except as otherwise provided in Section 6.03(a)(iv) and except as otherwise required by Law, be filed in accordance with the prior positions and practices of the Acquired Companies. Buyer shall provide a draft of each Buyer Tax Returns (along with supporting workpapers) to the Representative at least thirty (30) days prior to the due date of such Flow-Through Tax Returns (including extensions) for the Representative’s review and comment. Within twenty (20) days after the date of receipt by the Representative of such Buyer Tax Return, the Representative shall deliver to Buyer its comments in writing to such Buyer Tax Return, if any, and Buyer shall reflect any reasonable comments provided by the Representative.

(iv)     For all purposes under this Agreement:

(A)      to the extent permitted by Law, the taxable period of each Acquired Company shall end on the Closing Date (and with respect any Acquired Company that is treated as a partnership for applicable income Tax purposes, any Buyer Tax Return of such Acquired Company shall apply the interim closing method and the calendar day convention set forth under Treasury Regulations Section 1.706-4);

(B)      to the extent permitted by applicable Law, all Indebtedness paid pursuant to this Agreement and all Transaction Deductions shall be treated as “extraordinary items” that are allocable to the period ending on the Closing Date (and Buyer agrees not to take (and not to permit any of the Acquired Companies to take) any position in any Tax Return, proceeding, audit or otherwise that is inconsistent with such treatment);

(C)      in the case of any Straddle Period: (x) the amount of any Taxes based on or measured by income or receipts, sales or use taxes, employment taxes, or withholding taxes of such Person for the pre-Closing portion of such period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership, other pass through entity or any non-U.S. entity in which such Person holds a beneficial interest shall be deemed to terminate at such time) and (y) the amount of any other Taxes of such Person for a Straddle Period that relates to the pre-Closing portion of such period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period. Any Taxes resulting from transactions occurring on the Closing Date but after the Closing (other than transactions contemplated by this Agreement) shall be allocated to the period that begins after the Closing Date.

(D)      the Company shall make an election on each applicable Tax Return under Revenue Procedure 2011-29 to deduct seventy percent (70%) of any fees that are success-based fees as defined in Treasury Regulation Section 1.263(a)-5(f), and that such deduction shall be allocated to the Pre-Closing Tax Period; and

(E)      the Representative shall be appointed the “partnership representative” within the meaning of Section 6223 of the Code (and any similar provision of applicable Tax Law) and shall designate any “designated individual” permitted under Treasury Regulations Section 301.6223-1 or similar provision of applicable Tax Law with respect to any period ending on or before the Closing Date.

(F)      Any Tax consequences attributable to the Restructuring shall be allocated to the period ending on the Closing Date, and the parties to this Agreement agree not to take (or to permit any other Person to take) any position on any Tax Return, in any proceeding or audit, or otherwise that is inconsistent with such treatment.

(b)      Tax Treatment. Buyer and the Sellers acknowledge that the purchase and sale of the Membership Interests pursuant to this Agreement shall be treated for U.S. federal income Tax purposes (and applicable state and local income Tax purposes) as a transaction described in Revenue Ruling 99-6 (Situation 2). No party shall take any position inconsistent with such treatment on any Tax Return, in any audit or proceeding before any Governmental Authority, in any report made for Tax purposes, or otherwise, unless required to do so by a “determination” (within the meaning of Section 1313(a) of the Code).

(c)      Tax Allocation.

(i)      Within sixty (60) days after the final resolution of the adjustments provided pursuant to Section 2.05, Buyer shall provide to the Representative a draft allocation statement that allocates the sum of the Purchase Price and all other items required to be taken into account for federal income Tax purposes with respect to the purchase and sale of the Membership Interests pursuant to this Agreement (including the liabilities of the Acquired Companies) (collectively, the “Total Tax Consideration”) among the assets of the Acquired Companies, which allocations shall be made in accordance with the methodology set forth on Exhibit D, which is intended to be in accordance with Section 751, 755 and 1060 of the Code and the applicable Treasury Regulations, and any applicable state, local and non-U.S. Tax Law (the “Tax Allocation Statement”). The Representative shall have the right to object to any portion of the Tax Allocation Statement by written notice to Buyer. If the Representative does not object to the Tax Allocation Statement by written notice to Buyer within thirty (30) Business Days after receipt by the Representative of the Tax Allocation Statement, then the Tax Allocation Statement shall be deemed to have been accepted and agreed upon, and final and conclusive, for all purposes of this Agreement; provided, however, that such Tax Allocation Statement shall be subject to adjustment upon and as a result of any adjustment to the amounts used to determine the allocations used to prepare the Tax Allocation Statement under this Agreement. If the Representative objects to the Tax Allocation Statement, it shall notify Buyer in writing of its objection to the Tax Allocation Statement before the end of such 30-day period and shall set forth in such written notice the disputed item or items and the basis for its objection. Buyer and the Representative shall act in good faith to resolve any dispute for which timely notice is given for a period of thirty (30) Business Days thereafter. If, within thirty (30) Business Days of the Representative’s delivery of a valid written notice of objection to the Tax Allocation Statement, Buyer and the Representative have not reached an agreement regarding the disputed item or items specified in such written notice, the dispute shall be presented to the Referee, whose determination shall be binding upon the parties; provided that, in resolving such dispute, the Referee shall take into account the methodology set forth on Exhibit D. The fees and expenses of the Referee shall be allocated between Buyer and the Sellers in the same manner as provided in Section 2.05(c), mutatis mutandis. In the event that any adjustment to the aggregate purchase price is paid between the parties pursuant to the terms of this Agreement (or there is otherwise an adjustment to the Total Tax Consideration hereunder), Buyer shall provide the Representative a revised Tax Allocation Statement and the principles of this Section 6.03(c) shall apply to each revised Tax Allocation Statement (for the avoidance of doubt, including dispute resolution if necessary).

(ii)      Buyer, the Sellers and their respective Affiliates shall, unless otherwise required by a “determination” (within the meaning of Section 1313(a) of the Code), (A) prepare and file all Tax Returns, including all IRS Forms 8594 and any other appropriate Tax Returns or forms, in a manner consistent with the Tax Allocation Statement, as finally determined pursuant to this Section 6.03(c) and (B) take no position in any Tax Return, proceeding, audit or otherwise that is inconsistent with the Tax Allocation Statement, as finally determined pursuant to this Section 6.03(c) (in each case, subject to adjustment in accordance with this Section 6.03(c) in the event of any adjustment to the Total Tax Consideration). In the event that any of the allocations set forth in the Tax Allocation Statements are disputed by any Governmental Authority, the party receiving notice of such dispute shall promptly notify and consult with the other party concerning the resolution of such dispute.

(d)      Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other similar Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (including any real property transfer Tax and any other similar Tax) (“Transfer Taxes”) shall be borne fifty percent (50%) by Buyer and fifty percent (50%) by the Sellers as a Company Transaction Cost as provided in the definition thereof. The party responsible under applicable Law for the filing of any necessary Tax Returns and other documentation with respect to Transfer Taxes shall prepare and file all such Tax Returns and other documentation, and each other party shall, and shall cause its Affiliates to, cooperate with respect to the preparation and filing of such Tax Returns and other documentation.

(e)      Cooperation on Tax Matters. The Sellers and Buyer shall (and Buyer shall cause the Acquired Companies to), and shall cause their respective Affiliates, officers, employees, agents, auditors and other representatives to, (i) reasonably assist in the preparation and timely filing of any Tax Return of the Acquired Companies, (ii) reasonably assist in resolving all disputes and any audit or other proceeding with respect to the Tax Returns or Taxes of the Acquired Companies (including providing applicable powers of attorney), (iii) make available any information, records or other documents relating to any Taxes or Tax Returns of the Acquired Companies reasonably requested in writing, and (iv) provide any information reasonably required and reasonably requested in writing to allow the Sellers, Buyer, and the Acquired Companies to comply with any information reporting contained in the Code or other applicable Laws.

(f)      Purchase Price Adjustments. Buyer and the Sellers agree to treat any amounts payable after the Closing by the Sellers to Buyer (or by Buyer to the Sellers) pursuant to this Agreement (including, for the avoidance of doubt, adjustment payments made pursuant to Section 2.05(d)) as an adjustment to the Total Tax Consideration, unless otherwise required by applicable Laws.

(g)      Tax Contests.

(i)      If a Governmental Authority or Tax authority asserts a claim or begins an action against any Acquired Company with respect to any Flow-Through Tax

Return (or Taxes reflected on a Flow-Through Tax Return) for any Pre-Closing Tax Period (a “Tax Claim”), then Buyer shall promptly (but in no event later than ten (10) days after its receipt of notice of such Tax Claim) provide to the Representative written notice of such Tax Claim and shall include a copy of the relevant portion of any correspondence received from the Governmental Authority in respect of such Tax Claim; provided, however, that any failure on the part of Buyer to so notify the Representative shall not limit any of the obligations of the Sellers hereunder (except to the extent such failure materially prejudices the defense of such Tax Claim).

(ii)      If, within thirty (30) days after the Representative receives notice of a Tax Claim pertaining to a Pre-Closing Tax Period, the Representative provides to Buyer a written notice that the Representative elects to contest and to control the defense or prosecution of such Tax Claim, then the Representative shall have the right to defend or prosecute and the right to control, at the Sellers’ expense, such Tax Claim. For any Tax Claim the defense or prosecution of which the Representative controls, (A) the Representative shall defend or prosecute the Tax Claim diligently and in good faith; (B) the Representative shall not, without the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed, enter into any compromise or settlement of such Tax Claim if the resolution of such Tax Claim would reasonably be expected to adversely affect the liability of any Acquired Company for Taxes post-Closing; (C) the Representative shall promptly inform Buyer of all material developments and events relating to such Tax Claim; (D) if requested by the Representative, Buyer shall provide or cause to be provided to the Representative any information reasonably requested by the Representative relating to such Tax Claim, and Buyer shall otherwise cooperate with the Representative in good faith in order to contest effectively such Tax Claim; (E) Buyer or its authorized representative shall be entitled, at the expense of Buyer, to participate in all conferences, meetings and proceedings relating to such Tax Claim; and (F) each of the Acquired Companies shall, if available under applicable Law, make an election under Section 6226 of the Code (and any similar provision of applicable Tax Law) for any applicable taxable period with respect to such Tax Claim.

(iii)     If the Representative does not timely elect to control a Tax Claim described in Section 6.03(g)(ii) or is not entitled to control a Tax Claim because it relates to a Straddle Period, Buyer, at its expense, shall control the defense or prosecution of such Tax Claim (each, a “Buyer Controlled Proceeding”). For any Buyer Controlled Proceeding, (A) Buyer shall defend or prosecute the Tax Claim diligently and in good faith; (B) Buyer shall not, without the prior written consent of the Representative, which consent shall not be unreasonably withheld, delayed or conditioned, enter into any compromise or settlement of such Tax Claim; (C) Buyer shall inform the Representative of all developments and events relating to such Tax Claim; (D) if requested by Buyer, the Representative shall provide or cause to be provided to Buyer any information reasonably requested by Buyer relating to such Tax Claim, and the Representative shall otherwise cooperate in good faith with Buyer and its authorized representatives in order to contest effectively such Tax Claim; (E) the Representative shall be entitled, at the expense of the Sellers, to participate in all conferences, meetings and proceedings relating to such Tax Claim; and (F) each of the Acquired Companies shall, if available under applicable Law, make an election under Section 6226 of the Code (and any similar provision of applicable Tax Law) for any applicable taxable period with respect to such Tax Claim.

(h)      Buyer and the Acquired Companies shall not cause or permit the Acquired Companies to file an amended Tax Return relating to a Pre-Closing Tax Period, extend or waive, or cause to be extended or waived, or permit any Acquired Company to extend or waive, any statute of limitations or other period for the assessment of any Tax or deficiency related to a Pre-Closing Tax Period, make or change any Tax election or accounting method that has retroactive effect to any Pre-Closing Tax Period, or initiate, enter into, or participate in any voluntary disclosure agreement with any Governmental Authority with respect to Taxes for a Pre-Closing Tax Period, in each case, if such action would reasonably be expected to require the Sellers to amend a Flow-Through Tax Return or result in an increased Income Tax liability for any Seller, without the prior written consent of the Representative, such consent not to be unreasonably withheld, delayed or conditioned.

Section 6.04   R&W Insurance Policy.

(a)      On or prior to the date hereof, Buyer has acquired, at Buyer’s sole expense, a buyer-side representations and warranties insurance policy (the “R&W Insurance Policy”) to provide coverage for Buyer with respect to losses suffered or incurred from claims of breaches of the representations and warranties set forth in ARTICLE III and ARTICLE IV.

(b)      Buyer has caused the R&W Insurance Policy to expressly provide that the insurer thereunder (i) waives any subrogation right against the Sellers (other than in connection with Fraud) with respect to any claim made by any insured thereunder and (ii) agrees that, subject to Buyer’s obligations thereunder with respect to subrogation rights of the insurer under the R&W Insurance Policy, Buyer shall have no obligation to pursue any claim against the Sellers or the Acquired Companies, in connection with any Loss.

(c)      Buyer shall not amend, terminate or modify the R&W Insurance Policy in a manner that would materially adversely affect the rights or obligations of any Seller under this Agreement without the prior written consent of the Representative.

Section 6.05   Director and Officer Indemnification and Insurance.

(a)      Buyer agrees that all rights to indemnification, advancement of expenses and exculpation by the Acquired Companies now existing in favor of each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Closing Date, an officer, manager, managing member or director of any of the Acquired Companies, as provided in the Organizational Documents of the applicable Acquired Company, in each case as in effect on the date hereof, or pursuant to any other agreements in effect on the date hereof and disclosed in Section 6.05(a) of the Disclosure Schedules, shall survive the Closing Date and shall continue in full force and effect in accordance with their respective terms.

(b)      The Company shall, and Buyer shall cause the Acquired Companies to (i) maintain in effect for a period of six (6) years after the Closing Date the current policies of directors’ and officers’ liability insurance maintained by the Company immediately prior to the Closing Date (provided that the Company may substitute therefor policies, that are not less advantageous to the directors and officers of the Acquired Companies when compared to the insurance maintained by the Acquired Companies as of the date hereof), or (ii) obtain as of the Closing Date “tail” insurance policies with a claims period of six (6) years from the Closing Date that are not less advantageous to the directors and officers of the Acquired Companies, in each case with respect to claims arising out of or relating to events which occurred on or prior to the Closing Date (including in connection with the transactions contemplated by this Agreement). The cost of securing such “tail” insurance policy shall be borne and paid exclusively by Buyer.

(c)      The directors and officers to whom this Section 6.05 applies shall be third-party beneficiaries of this Section 6.05, each of whom may enforce the provisions of this Section 6.05).

(d)      In the event that any Acquired Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of the Acquired Companies shall assume all of the obligations set forth in this Section 6.05.

Section 6.06   Confidentiality. No party hereto or its respective Affiliates, employees, agents and representatives shall disclose to any third party the financial or other material terms and conditions of this Agreement without the prior consent of the other parties hereto; provided, however, that the parties hereto shall be permitted to disclose such information (i) to their attorneys, advisors, representatives, financing sources, stockholders or investors (or in each case, any of the attorneys, advisors, representatives of any of the foregoing) who are reasonably required to receive such information as long as such Persons are bound by confidentiality obligations in respect of the receipt of such information that are at least as restrictive as those set forth herein, (ii) in connection with enforcing their rights under this Agreement or any other agreement entered into in connection with this Agreement, (iii) as required by Law or the rules or regulations of any stock exchange to which a party hereto is subject or any other provision of this Agreement and (iv) that becomes publicly available without breach of this Section 6.06 (e.g., by a mutually agreeable press release or as a result of disclosure required by applicable Law or stock exchange rules). In addition to, and without limiting the generality of, the foregoing, Buyer acknowledges and agrees that the Confidentiality Agreement remains in full force and effect. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement and the provisions of this Section 6.06 shall nonetheless continue in full force and effect.

Section 6.07   Governmental Approvals and Other Third-party Consents.

(a)      Each party hereto shall, as promptly as reasonably practicable, use its reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities (including pursuant to the HSR Act) that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement, including (i) preparing and filing as promptly as reasonably practicable and in any event within three (3) Business Days after the date hereof an appropriate filing under the HSR Act, (ii) as promptly as reasonably practicable and without duplication of clause (i), the preparation and filing with any Governmental Authority all documentation to effect all necessary filings and other documents as are necessary, proper or advisable to consummate the transactions contemplated by this Agreement and the other agreements entered into as contemplated hereby; (iii) using reasonable best efforts to obtain (and cooperating with each other in obtaining) any consent, authorization, order, approval, clearance, expiration or termination of a waiting period, or any exemption by, any Governmental Authority, including supplying as promptly as reasonably practicable to the appropriate Governmental Authority any additional information and documentary material that may be reasonably requested pursuant to the HSR Act.

(b)      Without limiting the generality of Buyer’s undertaking pursuant to this Section 6.07, Buyer agrees to use its reasonable best efforts and to take any and all steps necessary to avoid or eliminate each and every impediment under the HSR Act that may be asserted by any Governmental Authority or any other party so as to enable the parties hereto to close the transactions contemplated by this Agreement and the other agreements entered into as contemplated hereby as promptly as possible, including (i) proposing, negotiating, committing to and effecting, by consent decree, hold separate orders, or otherwise, the sale, divestiture or disposition of any of its assets, properties or businesses or of the assets, properties or businesses to be acquired by it pursuant to this Agreement, (ii) terminating, modifying or assigning its existing relationships, Contracts or obligations, (iii) changing or modifying any course of conduct regarding future operations of Buyer or its Subsidiaries or Affiliates, or (iv) otherwise taking or committing to take any other action that would limit Buyer or its Subsidiaries or Affiliates’ freedom of action with respect to, or their ability to retain, one or more of their respective operations, divisions, businesses, product lines, customers, assets or rights or interests, or their freedom of action with respect to the assets, properties, or businesses to be acquired pursuant to this Agreement, in each ease, as required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding, which would otherwise have the effect of materially delaying or preventing the consummation of the transactions contemplated by this Agreement and the other agreements entered into as contemplated hereby. Notwithstanding the foregoing, nothing in this Section 6.07 or otherwise in this Agreement shall require Buyer or its Affiliates to divest, sell, license, or otherwise encumber any of its assets or businesses or to agree to any action concerning Buyer or its Affiliates or the assets or businesses of the Acquired Companies that would, or would reasonably be expected to (i) have a material adverse effect on any of the Acquired Companies, or (ii) have an adverse effect on Buyer and its Affiliates (other than, following the Closing, the Acquired Companies) in any respect. In addition, Buyer shall use its reasonable best efforts to defend through litigation on the merits any claim asserted in court by any party in order to avoid entry of, or to have vacated or terminated, any Governmental Order (whether temporary, preliminary or permanent) that would prevent the consummation of the Closing.

(c)      Buyer shall have the right to (i) direct, devise and implement the strategy for obtaining any necessary approval of, for responding to any request from, inquiry or investigation by (including directing the timing, nature and substance of all such responses), and lead all meetings and communications (including any negotiations) with any Governmental Authority that has the authority to enforce any Antitrust Law and (ii) control the defense and settlement of any litigation, action, suit, investigation or proceeding brought by or before any Governmental Authority that has authority to enforce any Antitrust Law. Buyer shall consult with the Company in a reasonable manner and consider in good faith the views and comments of the Company in connection with the foregoing.

(d)      Prior to Closing and subject to applicable Laws relating to the sharing of information and the terms and conditions of the Confidentiality Agreement, each party shall cooperate with the other party and its Affiliates in connection with the making of all filings pursuant to this Section 6.07, and shall keep each other apprised on a current basis of the status of matters relating to the completion of the transactions contemplated by this Agreement and the other agreements entered into as contemplated hereby. All material analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings (other than each party’s own internal documents required to be submitted with a filing), arguments, and proposals made by or on behalf of either party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereby and the other agreements entered into as contemplated hereby (but, for the avoidance of doubt, not including any interactions among Buyer, the Sellers, the Acquired Companies and Governmental Authorities in the ordinary course of business, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other party hereunder as far in advance as practicable of any filing, submission or attendance, it being the intent that the parties will reasonably consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each party shall give notice to the other party with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority in respect of any filing, proceeding, investigation (including the settlement of any investigation), litigation or other inquiry regarding the transactions contemplated hereby and the other agreements entered into as contemplated hereby, with such notice being reasonably sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact, to the extent permitted by such Governmental Authority.

(e)      The Company shall use commercially reasonable efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 4.06 of the Disclosure Schedules; provided, however, that, except to the extent required in connection with the Restructuring, no Acquired Company nor any Seller shall (i) be obligated to pay any consideration therefor to any third party from whom consent or approval is requested or (ii) agree or commit to any financial or monetary liability or obligation that is not paid or discharged in full prior to the Closing Date without Buyer’s prior written consent.

Section 6.08   Books and Records.

(a)      For a period of three (3) years following the Closing Date or such other longer period as required by applicable Law, Buyer shall (and shall cause the Acquired Companies to), during normal business hours and upon reasonable prior written notice, make available and provide the Representative and its representatives (including counsel and independent auditors) with access during normal business hours and upon reasonable prior notice, in such a manner as not to interfere unreasonably with the operation of any business conducted by the Acquired Companies, to information, files, documents and records (written and computer) relating to the Acquired Companies or any of their respective businesses or operations for any and all periods prior to and including the Closing Date that the Representative may reasonably require with respect to any reasonable business purpose related to or in connection with the Sellers’ prior ownership of the Acquired Companies (including in connection with any Action arising out of such prior ownership), in each case as reasonably requested by Representative; provided, however, that Buyer and the Acquired Companies shall not be required to afford such access or furnish such information to the extent that Buyer believes in good faith that doing so would: (i) result in the loss of attorney-client privilege; (ii) violate any obligation of Buyer or any of its Affiliates (including the Acquired Companies) with respect to confidentiality to any third party or otherwise breach, contravene or violate any then-effective Contract to which Buyer or any of its Affiliates (including the Acquired Companies) is party; (iii) result in a competitor of Buyer or any of its Affiliates (including the Acquired Companies) receiving information that is competitively sensitive; or (iv) breach, contravene or violate any applicable Law (provided that Buyer shall use commercially reasonable efforts to allow for such access or disclosure in a manner that does not result in the events set out in the foregoing clauses (i) through (iv)). Notwithstanding anything to the contrary in the foregoing, the Representative and its representatives shall not have access to personnel records of the Acquired Companies relating to individual performance or evaluation records, medical histories or other information that in Buyer’s good faith opinion is sensitive or the disclosure of which could subject any Acquired Company to liability; provided that the Representative and its representatives shall not be prohibited from accessing such information pursuant to a valid court order.

(b)      For a period of three (3) years after the Closing Date or such other longer period as required by applicable Laws, Buyer shall preserve and retain, all corporate, accounting, legal, auditing, human resources and other books and records of the Acquired Companies relating to the conduct of the business and operations of the Acquired Companies prior to the Closing Date. Notwithstanding anything to the contrary in the foregoing, during such three (3) year period, Buyer may dispose of any such books and records which are offered to, but not accepted by, the Representative within thirty (30) days following Buyer’s extension of such offer to the Representative.

Section 6.09   Public Announcements. The initial press release(s) issued by the parties hereto concerning this Agreement and the transactions contemplated hereby shall be in such form as agreed by Buyer and the Representative, such agreement not to be unreasonably withheld, conditioned or delayed. If Buyer and the Representative cannot agree on the initial press release, then, from the date hereof until the Closing, Buyer and each Seller shall be permitted to make any disclosure relating to the matters contemplated by this Agreement and the other agreements entered into as contemplated hereby that may be required by Law or the rules or regulations of any exchange to which it is subject; provided that the party proposing to issue any press release or similar public announcement or communication in compliance with any such disclosure obligation shall use reasonable best efforts to consult in good faith with Buyer (in the case of a Seller) or the Representative (in the case of Buyer) before doing so. Following the Closing and the initial press release, none of Buyer, the Company, any Seller or any of their respective Affiliates shall issue or make any subsequent press release or public statement with respect to this Agreement or the transactions contemplated hereby and the other agreements entered into as contemplated hereby containing any substantive information in addition to that previously permitted to be disclosed pursuant to this Section 6.09 without the prior consent of Buyer and the Representative, except as (a) may be required by Law or the rules or regulations of any exchange to which it is subject, or

(b) consistent with any previous public disclosures regarding this Agreement and the transactions contemplated hereby and the other agreements entered into as contemplated hereby; provided that the party proposing to issue any press release or similar public announcement or communication in compliance with any such disclosure obligation shall use reasonable best efforts to consult in good faith with the other party before doing so.

Section 6.10   Access to Information; Cooperation.

(a)      From the date hereof to the Closing, the Sellers and the Company shall (and shall cause the Acquired Companies to): (i) upon reasonable prior notice to the Company, provide to Buyer and its Party Representatives reasonable access during normal business hours in such a manner as not to interfere unreasonably with the operation of any business conducted by the Acquired Companies to the officers, employees, properties, offices and other facilities of the Acquired Companies and to the books and records thereof; and (ii) furnish promptly such information concerning the business, properties, Contracts, assets and liabilities of the Acquired Companies as Buyer or its Party Representatives may reasonably request; provided, however, that the Company shall not be required to (or to cause any of its Subsidiaries to) afford such access or furnish such information to the extent that the Company believes in good faith that doing so would: (A) result in the loss of attorney-client privilege; (B) violate any obligations of the Acquired Companies with respect to confidentiality to any third party or otherwise breach, contravene or violate any then effective Contract to which any Acquired Company is party; (C) result in a competitor of any Acquired Company receiving information that is competitively sensitive; provided, that for the avoidance of doubt, the Sellers and the Company acknowledge and agree that neither Buyer nor any Affiliate of Buyer is a competitor of any Acquired Company; or (D) breach, contravene or violate any applicable Law (the foregoing clauses (A) through (D), collectively the “Access Restrictions”) (provided that the Company shall use commercially reasonable efforts to allow for such access or disclosure in a manner that avoids or otherwise does not result in any Access Restrictions).

(b)      From the date hereof to the Closing, the Sellers and the Company shall (and shall cause the Acquired Companies to) use commercially reasonable efforts (and shall use commercially reasonable efforts to cause its Party Representatives) to, in each case, provide such cooperation and assistance to Buyer, at Buyer’s sole cost and expense, in connection with (A) providing required certifications and other information under and in connection with Buyer’s debt credit facilities and (B) the arrangement of any debt financing for the purpose of funding the transactions contemplated by this Agreement and the other agreements entered into as contemplated hereby (“Financing”), as reasonably requested by Buyer, including the following actions: (1) participating in a reasonable number of meetings with prospective lenders, including in respect of rating agency presentations and due diligence sessions, (2) assisting Buyer in the preparation of bank information memoranda and other similar and customary materials for Financing, (3) furnishing such financial or pertinent information regarding the Acquired Companies as may be reasonably available to the Acquired Companies and that is reasonably requested by Buyer in connection with the preparation of customary marketing materials for the Financing, (4) facilitating the taking of all corporate or similar actions reasonably requested by Buyer to permit the consummation of the Financing (it being understood that all such actions shall be contingent on the occurrence of, and no such action will be effective until at or after, the Closing) and (5) providing all documentation and other information regarding the Acquired

Companies required by regulatory authorities under applicable “know your customer” and anti-money laundering Laws, including the USA PATRIOT Act and the “Beneficial Ownership Regulations” (31 CFR §1010.230), including any certification regarding individual beneficial ownership solely to the extent required by 31 CFR §1010.230, that has been requested in writing by Buyer at least three (3) Business Days prior to the Closing; provided, however, that (i) the Acquired Companies shall not be required to afford such access or furnish such information or cooperation in this Section 6.10(b) to the extent that the Company believes in good faith that doing so would result in an Access Restriction (provided that the Acquired Companies shall use commercially reasonable efforts to allow for such access or disclosure in a manner that avoids or otherwise does not result in any Access Restriction), and (ii) Buyer solely shall be responsible for, in respect of the Financing or otherwise, provision of any pro forma financial information, including cost savings, synergies, or other pro forma adjustments and any financial projections relating to the Membership Interests being acquired hereunder.

(c)      Notwithstanding anything to the contrary in the requirements of Section 6.10(b), (i) no Acquired Company shall be required to enter into or approve any document or agreement that will be effective prior to the Closing (other than reasonable and customary representation and authorization letters (including with respect to the absence or the presence of material non-public information) in connection with any bank information memoranda as contemplated above and subject to customary exclusions), and (ii) no Acquired Company nor any of its advisers and other representatives shall be required (A) to pay or commit to pay any commitment or other fee or incur any other liability in connection with the Financing prior to the Closing, (B) provide any cooperation that would unreasonably interfere with the ongoing operations of any Acquired Company, (C) take any action that would result in any officer, director or other representative of any Acquired Company incurring any personal liability with respect to any matter relating to the Financing or (D) deliver or cause the delivery of any legal opinion.

(d)      Buyer will, upon request by the Company, reimburse the Acquired Companies for all reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses) incurred by the Acquired Companies in connection with the Financing, including in connection with the cooperation of any Acquired Company and its advisers and other representatives contemplated by this Section 6.10. Buyer shall indemnify and hold harmless the Acquired Companies and their Party Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments, and penalties incurred or suffered by them in connection with the Financing; provided that Buyer shall not have any obligation to indemnify and hold harmless any such party or Person to the extent that any such damages suffered or incurred result from the Acquired Companies’ and their Party Representatives’ willful misconduct or gross negligence, in each case, as determined in a final, non-appealable decision of a court of competent jurisdiction.

(e)      For the avoidance of doubt, Buyer acknowledges and agrees that obtaining the Financing is not a condition to Closing.

(f)      The Company hereby consents to the use of its logos and the logos of the other Acquired Companies in connection with the Financing; provided that such logos are used solely in a manner that does not, and would not reasonably be likely to, harm or disparage the Company or any of the other Acquired Companies or their reputation or goodwill.

Section 6.11   Non-Reliance and Disclaimers. Buyer specifically acknowledges that, except for the representations and warranties specifically and expressly set forth in ARTICLE III and ARTICLE IV (in each case, as qualified by the Disclosure Schedules) (the “Contractual Representations”), the purchase of the Membership Interests by Buyer and the consummation of the transactions contemplated hereby and the other agreements entered into as contemplated hereby by Buyer are not done in reliance upon any representation or warranty by, or information from, any Seller or any Acquired Company or any of their respective Affiliates, employees or representatives, including (1) information, documents, materials or inducements furnished or omitted by or on behalf of any Seller or an Acquired Company or any of their respective representatives, agents or advisors (including Katten) relating in any way to an Acquired Company, any statements or omissions of Katten, whether oral or written, express or implied, including any implied warranty of merchantability or of fitness for a particular purpose, or accuracy or completeness of any of the foregoing (“Extra-Contractual Information”), and (2) the accuracy or completeness of any Extra-Contractual Information so supplied, furnished or conveyed, including any information regarding any Acquired Company or the transactions contemplated by this Agreement and the other agreements entered into as contemplated hereby. For the avoidance of doubt, the term “Extra-Contractual Information” includes any information, documents, materials or inducements supplied, furnished or conveyed (A) in the Data Room (except to the extent specifically and expressly set forth in the Contractual Representations), (B) in connection with fulfillment of Buyer’s due diligence requests, (C) as a part of any management presentations, or (D) otherwise in advance of or in expectation of the transactions contemplated hereby and the other agreements entered into as contemplated hereby. Buyer expressly acknowledges that (a) none of the Sellers, nor any Affiliate of any Seller, shall have or be subject to any liability or obligation with respect to or relating to any Extra-Contractual Information and (b) none of the Sellers, any Acquired Company nor any other Person will have or be subject to any liability or obligation to Buyer or any other Person resulting from the distribution to Buyer or its representatives or Buyer’s use of or reliance on any Extra-Contractual Information. Such purchase and consummation are instead done entirely on the basis of Buyer’s own investigation, analysis, judgment and assessment of the present and potential value and earning power of the Acquired Companies as well as the Contractual Representations. Without limiting the foregoing, Buyer understands, acknowledges and agrees (i) that none of the Sellers and no Acquired Company has made any representations or warranties to Buyer regarding the probable success or profitability of any Acquired Company and (ii) that, to the extent any estimates, projections and other forecasts or plans have been provided to Buyer, (a) there are uncertainties inherent in attempting to make such estimates, projections and other forecasts or plans, (b) Buyer is familiar with such uncertainties, (c) Buyer takes full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts or plans (including the reasonableness of any of the assumptions underlying such estimates, projections and other forecasts or plans) and (d) neither Buyer nor any other party claiming by or through Buyer shall have a claim against any Acquired Company or any Seller with respect thereto.

Section 6.12   Confidentiality Obligations of the Sellers; Restrictive Covenants.

(a)      From and after the Closing, each Seller shall, and shall cause its Affiliates and Party Representatives to, keep all Confidential Information confidential and not disclose any of it to any Person in any manner whatsoever or use the Confidential Information for any purpose other than as expressly permitted by this Agreement; provided, however, that a Seller may (i) make any disclosure of the Confidential Information to which Buyer gives its prior written consent, (ii) disclose any of such information to such Seller’s or its Affiliates’ Party Representatives who need to know such information and who are advised of the confidentiality obligations that attach to the Confidential Information (it being agreed that such Seller will be responsible for any violation of the provisions of this Section 6.12 by any of its Affiliates or its or their Party Representatives), and (iii) disclose that information which, on the advice of counsel, is required to be disclosed by Law or pursuant to a demand of any Governmental Authority (which requirement or demand shall not have been caused by any act of a Seller, its Affiliates or its or their Party Representatives in violation of this Agreement). Notwithstanding anything to the contrary in the foregoing, in the event that a Seller or any of its Party Representatives is required to or reasonably believes that it is required by Law to disclose any of the Confidential Information, such party shall, to the extent legally permissible, provide Buyer with prompt written notice of any such requirement so that Buyer may seek (at its cost and expense) a protective order or other appropriate remedy or waive compliance with the provisions of this Agreement; provided that, in the event that such protective order or other appropriate remedy or waiver by Buyer is not obtained or granted, and such Seller or its Party Representative is nonetheless, on the advice of counsel, required by Law to disclose Confidential Information, such Person may disclose to, or as required by, the applicable Governmental Authority only that portion of the Confidential Information that such counsel advises is legally required to be disclosed (and any such disclosure shall be made only to such Persons to whom such counsel advises such information is legally required to be disclosed); provided that each Seller and their respective Party Representative shall exercise reasonable best efforts (at their cost and expense) to preserve the confidentiality of the Confidential Information, including by reasonably cooperating with Buyer, to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information.

(b)      For a period of three (3) years from and after the Closing Date, each Seller shall not, and shall cause its Affiliates not to, directly or indirectly, solicit for employment or hire any employee of the Acquired Companies as of the Closing or any employee of Buyer or its Affiliates with a title of director or more senior (in either case, a “Restricted Employee”) or request, induce or advise any Restricted Employee to leave the employ of Buyer or such Affiliate, without the prior written consent of Buyer; provided that (i) a general offer to the public of employment with any non-competing business that is not specifically directed at any Restricted Employee shall not be deemed prohibited hereunder, (ii) any employee of an Acquired Company whose employment is terminated at Buyer’s direction on or after the Closing Date shall cease to be a Restricted Employee from and after such date, (iii) VJL Enterprises, Inc. and its Affiliates may solicit or hire any of the Restricted Employees listed on Section 6.12(b) of the Disclosure Schedules, and (iv) any employee who has not worked for an Acquired Company, Buyer or an Affiliate of Buyer for a period of six months shall cease to be a Restricted Employee.

(c)      For a period of three (3) years from and after the Closing Date, each Seller other than Highlander Partners Candy, LLC, Highlander Partners Wellness, LLC or Norwest Mezzanine Partners IV – Equity, L.P. (each, an “Investor Seller”, and together, the “Investor Sellers”) shall not, and shall cause its Affiliates not to, directly or indirectly, anywhere in the United States (the “Territory”), engage in, own, have any financial interest in, manage or operate, a business the same as, substantially similar to, or that materially competes with, the business of developing and contract manufacturing gummy products, soft chews or lozenges as conducted and proposed to be conducted by the Acquired Companies as of the Closing Date (collectively, the

“Business”); provided, however, that (1) the beneficial ownership (within the meaning of Section 13(d) of the Exchange Act) of less than five percent (5%) of the outstanding shares of common stock of a publicly held corporation that is engaged in the Business within the Territory shall be permitted, and (2) the restrictions contained in this Section 6.12(c) shall not apply to the manufacturing (but only to the extent of owned brands), procurement, marketing, distribution or sale of any product that is offered for sale or sold by Hilo or Balanced Nutritionals, LLC.

(d)      For a period of three (3) years from and after the Closing Date, the Investor Sellers shall not, and shall cause their Affiliates not to, anywhere in the Territory, own, operate or otherwise engage in the operation of any business that conducts contract manufacturing for third-party brands of gummy products produced from a starch mogul or uncooked, extruded soft chews; provided, however, (1) that an Investor Seller’s or its Affiliate’s acquisition of or investment in any class of securities of any entity that is engaged in the Business within the Territory shall be permitted so long as an Investor Seller or its respective Affiliate holds such securities as a passive investment and does not take an active part in the management of such entity, (2) the restrictions contained in this Section 6.12(d) shall not apply to the procurement, marketing, distribution or sale of any product that is offered for sale or sold by Hilo as of the Closing Date or that is offered for sale or sold by Balanced Nutritionals, LLC immediately following the Closing after giving effect to the contribution of assets to Balanced Nutritionals, LLC in connection with the Restructuring, and (3) the restrictions contained in this Section 6.12(d) shall not apply to products manufactured for animal health.

(e)      The nature and scope of the protection for Buyer set forth in Section 6.12 has been carefully considered by Buyer and each Seller. Each Seller acknowledges and agrees that the covenants contained in this Section 6.12 are essential elements of this Agreement and that, but for these covenants, Buyer would not have agreed to acquire the Membership Interests or otherwise become party to this Agreement. Buyer and each Seller hereby agree and acknowledge that the duration, scope and geographic areas applicable to such provisions are fair, reasonable and necessary and that adequate compensation has been received by such Seller for such obligations. If, however, for any reason any court determines that any such restrictions are not reasonable or that consideration is inadequate, such restrictions shall be interpreted, modified or rewritten to include as much of the duration, scope and geographic area identified in this Section 6.12 as will render such restrictions valid and enforceable, and the other provisions hereof shall remain in full force and effect.

(f)      Notwithstanding anything herein to the contrary, in the event of a breach or threatened breach of this Section 6.12, Buyer shall be entitled, without the posting of a bond or other security, to an injunction restraining such breach or threatened breach, and each Seller acknowledges the inadequacy of relief in damages with respect thereto. The foregoing shall not be construed as prohibiting any party from pursuing any other remedy available to it for such breach or threatened breach.

Section 6.13   Affiliate Arrangements. Prior to the Closing, the Company and the Sellers shall, and shall cause the Acquired Companies to, terminate all Affiliate Arrangements, except those Affiliate Arrangements listed on Section 6.13 of the Disclosure Schedules, effective as of no later than the Closing and in a manner and on such terms that shall not subject the Acquired Companies or Buyer or their respective Affiliates to any ongoing liability or performance obligation or require the Company or its Affiliates to make any termination, indemnity or other payment on or after the Closing Date. The Sellers shall waive, and shall cause their Affiliates to waive, any payment that may otherwise be or become due and payable in connection with such termination other than any such payment included in the Closing Balance Sheet as a Company Transaction Cost to be paid at Closing.

Section 6.14   No Solicitation. Between the date hereof and the Closing Date, none of the Sellers, the Company or any of their respective Party Representatives shall directly or indirectly (including by way of providing information regarding the Company, any of its Subsidiaries or their respective businesses to any Person or providing access to any Person) (a) solicit any offer, proposal or inquiry (oral, written or electronic), or encourage or facilitate the solicitation of any offer, proposal or inquiry (oral, written or electronic) relating to any potential Competing Transaction; (b) participate in, continue or engage in any discussion or negotiation relating to, furnish any information concerning the Company, any of its Subsidiaries or any property of the Company or any of its Subsidiaries with respect to, afford access to any of its or their properties or business records in connection with, or facilitate in any other manner any effort or attempt by any Person other than Buyer to make or seek any potential Competing Transaction; or (c) enter into any agreement, arrangement or understanding (oral, written or electronic) relating to any potential Competing Transaction. The Company shall promptly notify Buyer if any such offer or inquiry is received by, any such information is requested from or any such negotiation or discussion is sought to be initiated or continued with the Company, any of its Subsidiaries or any of their respective Party Representatives, including the nature and terms of any of the foregoing, the identity of the parties involved and any modification to the nature or terms relating to any potential Competing Transaction. As used herein, “Competing Transaction” means a transaction (i) similar to the transactions contemplated hereby, or (ii) that could be inconsistent with, or that could otherwise preclude, the transactions contemplated hereby, including any (A) merger, consolidation, business combination, recapitalization, restructuring, sale or purchase of assets, securities or debt instruments, dissolution, liquidation or other similar transaction of or involving the Company or any of its Subsidiaries, or (B) other acquisition or equity investment transaction involving or otherwise relating to the Company or any of its Subsidiaries, involving any other Person other than Buyer or any of its Affiliates, including the formation of a partnership or joint venture with or for the Company or its Subsidiaries. Each Seller and the Company shall, and shall cause its respective Affiliates to, advise their applicable officers, directors, managers, equityholders and employees of the existence of the foregoing covenants, and each Seller and the Company shall, and shall cause its respective Affiliates to respond to any inquiry received by their respective Party Representatives regarding any Competing Transaction by (x) stating that the Company and its Affiliates are subject to the foregoing covenants and (y) promptly informing Buyer of the inquiring party and the nature of the inquiry.

Section 6.15   Restructuring. The Sellers and the Company shall cause the Restructuring to be completed prior to the Closing in accordance with the terms set forth on Section 1.1(a) of the Disclosure Schedules and the documents attached hereto as Exhibit C. In the event the completion of the Restructuring in accordance with the terms set forth on Section 1.1(a) of the Disclosure Schedules requires the execution of any document, instrument or agreement other than the documents attached hereto as Exhibit C, or any material modification to any document attached hereto as Exhibit C, the Company shall provide Buyer with a draft of any such document, instrument or agreement (including any proposed material modification to any document attached as Exhibit C) no later than three (3) days prior to the execution of any documentation, and Buyer shall have the right and opportunity to review and consent (such consent not to be unreasonably withheld, conditioned or delayed).

ARTICLE VII

CONDITIONS TO CLOSING

Section 7.01   Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a)      The filings of Buyer and the Company pursuant to the HSR Act shall have been made and the applicable waiting period and any extensions thereof (including any timing agreement entered into with the Department of Justice or Federal Trade Commission) shall have expired or been terminated.

(b)      No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

Section 7.02   Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

(a)      The representations and warranties of the Company and the Sellers contained in Section 3.01 (Organization and Qualification), Section 3.02 (Ownership of Membership Interests), Section 3.03 (Seller Authority), Section 3.05 (Brokers), Section 4.01 (Organization and Authority of the Company), Section 4.02 (Execution and Enforceability), Section 4.04 (Capitalization), Section 4.09(b) (Absence of Certain Changes, Events and Conditions) and Section 4.22 (Brokers), shall be true and correct in all respects as of the date hereof and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties expressly made only as of a specified date, which shall be true and correct in all respects as of that specified date). All other representations and warranties of the Company and the Sellers contained in ARTICLE III and ARTICLE IV, without giving effect to any materiality, Material Adverse Effect or similar materiality-based qualifiers contained therein, shall be true and correct in all respects as of the date hereof and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties expressly made only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such other representations and warranties to be true and correct would not have a Material Adverse Effect.

(b)      The Company, the Representative and the Sellers shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by them prior to or on the Closing Date.

(c)      The Restructuring shall have been completed in accordance with Section 6.15.

(d)      Buyer shall have received a certificate of the Company, dated as of the Closing Date, signed by a duly authorized officer of the Company, certifying that each of the conditions set forth in Section 7.02(a), Section 7.02(b) and Section 7.02(c) has been satisfied.

Section 7.03  Conditions to Obligations of the Sellers. The obligations of the Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or the Representative’s waiver, at or prior to the Closing, of each of the following conditions:

(a)      The representations and warranties of Buyer contained in ARTICLE V shall be true and correct in all respects as of the date hereof and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties expressly made only as of a specified date, which shall be true and correct in all respects as of that specified date).

(b)      Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

(c)      The Representative shall have received a certificate, dated as of the Closing Date and signed by a duly authorized officer of Buyer, certifying that each of the conditions set forth in Section 7.03(a) and Section 7.03(b) has been satisfied.

ARTICLE VIII

TERMINATION

Section 8.01   Termination. This Agreement may be terminated at any time prior to the Closing:

(a)      by the mutual written consent of the Company and Buyer;

(b)      by Buyer, by written notice to the Representative, if:

(i)      Buyer is not then in material breach of any provision of this Agreement and there has been a material breach of any representation or warranty or a material failure to perform any covenant or agreement made by any Seller, the Representative or the Company pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE VII and such breach or failure is not cured within ten (10) Business Days of Buyer delivering written notice of such breach or failure to the Representative (to the extent such breach or failure is curable) or such breach or failure cannot be or has not been cured by any Seller, the Representative or the Company by October 13, 2021 (such date, as may be extended pursuant to Section 8.01(b)(ii), the “Outside Date”); or

(ii)     any of the conditions set forth in Section 7.01 or Section 7.02 shall not have been fulfilled by the Outside Date (other than those conditions which, by their nature, are to be satisfied on the Closing Date), unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; provided, however, that (A) if any of the conditions to the Closing set forth in Section 7.01(a) or, solely as it relates to the HSR Act or any other U.S. Antitrust Law, Section 7.01(b), has not been satisfied or waived on or prior to the Outside Date but all other conditions to Closing set forth in ARTICLE VII have been satisfied or validly waived (other than those conditions which, by their nature, are to be satisfied on the Closing Date), then Buyer or the Representative may, by written notice delivered to the other party prior to 5:00 p.m. local time in New York City on the Outside Date, cause the Outside Date to be extended by thirty (30) days (and if so extended, such date (the “First Extended Outside Date”) shall be the “Outside Date” unless and until further extended pursuant to sub-clause (B) of this Section 8.01(b)(ii)); and (B) in the event that the Outside Date is extended pursuant to the foregoing sub-clause (A), if any of the conditions to the Closing set forth in Section 7.01(a) or, solely as it relates to the HSR Act or any other U.S. Antitrust Law, Section 7.01(b), has not been satisfied or waived on or prior to the First Extended Outside Date but all other conditions to Closing set forth in ARTICLE VII have been satisfied or validly waived (other than those conditions which, by their nature, are to be satisfied on the Closing Date), then the Representative may, by written notice delivered to Buyer prior to 5:00 p.m. local time in New York City on the First Extended Outside Date, cause the Outside Date to be extended by ninety (90) days (and if so extended, such date shall be the “Outside Date”);

(c)      by the Company or the Representative, by written notice to Buyer, if:

(i)      the Company and the Sellers are not then in material breach of any provision of this Agreement and there has been a material breach of any representation or warranty or a material failure to perform any covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE VII and such breach or failure is not cured within ten (10) Business Days of the Representative delivering written notice of such breach or failure to Buyer (to the extent such breach or failure is curable) or such breach or failure cannot be or has not been cured by Buyer by the Outside Date; or

(ii)     any of the conditions set forth in Section 7.01 or Section 7.03 shall not have been fulfilled by the Outside Date (other than those conditions which, by their nature, are to be satisfied on the Closing Date), unless such failure shall be due to the failure of the Company or the Sellers to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by them prior to the Closing; or

(d)      by Buyer, the Representative or the Company, by written notice to the other parties hereto, if:

(i)      there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited; or

(ii)      any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

Section 8.02   Effect of Termination. In the event of the termination of this Agreement in accordance with this ARTICLE VIII, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(a)      as set forth in this ARTICLE VIII and Section 6.06 and ARTICLE IX hereof; and

(b)      that nothing herein shall (i) relieve or release any party to this Agreement for any liability for Losses (which the parties acknowledge and agree shall not be limited to reimbursement of expenses or out-of-pocket costs, and may include to the extent proven the benefit of the bargain lost by a party and/or such party’s equityholders (taking into consideration relevant matters, including other combination opportunities and the time value of money), which shall be deemed in such event to be Losses of such party) arising out of such party’s willful and intentional breach of any provision of this Agreement or (ii) impair the right of any party to compel specific performance by the other party or parties, as the case may be, of such party’s obligations under this Agreement.

ARTICLE IX

MISCELLANEOUS

Section 9.01   Survival.

(a)      None of the representations and warranties of the Acquired Companies or the Sellers contained in, or arising out of, any Transaction Document shall survive the Closing, and following the Closing, except in the case of Fraud, Buyer shall not be entitled to any recovery in respect thereof or make any claim whatsoever for any inaccuracy or breach of any representation or warranty; provided that this shall not limit any claim or recovery available to Buyer under the R&W Insurance Policy. None of the covenants or other agreements of the Sellers contained in this Agreement or any other Transaction Document shall survive the Closing Date other than the Post-Closing Covenants of the Sellers, which shall survive the Closing for the period contemplated by their respective terms.

(b)      None of the representations and warranties of Buyer contained in, or arising out of, any Transaction Document shall survive the Closing, and following the Closing, the Sellers shall not be entitled to any recovery in respect thereof or make any claim whatsoever for any inaccuracy or breach of any representation or warranty. None of the covenants or other agreements of Buyer or the Acquired Companies contained in this Agreement or any other Transaction Document shall survive the Closing Date other than the Post-Closing Covenants of Buyer and the Acquired Companies, which shall survive the Closing for the period contemplated by their respective terms.

Section 9.02   Expenses. Except as otherwise expressly provided herein, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred; provided, however, that (i) Buyer shall be responsible for all filing and other similar fees payable in connection with any filings or submissions under the HSR Act, (ii) Buyer shall be responsible for paying or reimbursing the Company for the cost of the “tail” insurance policy described in Section 6.05(b), (iii) Buyer’s expenses may, at Buyer’s election, if the Closing occurs, be paid by the Company following the Closing and (iv) any unpaid Company Transaction Costs as of the Closing shall be paid by Buyer upon the Closing but such payments described in this subsection (iv) shall be taken into account in the calculation of the Estimated Purchase Price.

Section 9.03   Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail if sent prior to 5:00 pm (local time in the time zone of the intended recipient) on a Business Day, and on the next Business Day if sent after 5:00 pm on a Business Day; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.03):

If to the Company before the Closing to:	Bettera Holdings, LLC c/o Highlander Partners, L.P. 300 Crescent Court, Suite 550
Dallas, TX 75201
Attention: Christopher McRorie
Email: cmcrorie@highlander-partners.com

with a copy (which shall not constitute notice) before the Closing to:	Katten Muchin Rosenman LLP 2121 N. Pearl Street, Suite 1100 Dallas, TX 75201
Attention: Mark S. Solomon and Peter Bogdanow
Email: mark.solomon@katten.com peter.bogdanow@katten.com

If to Buyer or, after the Closing, the Company:	c/o Catalent, Inc. 14 Schoolhouse Road Somerset, NJ 08873
Attention: General Counsel – Steven L. Fasman
Email: GenCouns@catalent.com

with a copy (which shall not constitute notice) to:	Fried, Frank, Harris, Shriver & Jacobson LLP One New York Plaza New York, New York 10004
Attention: Steven Epstein
Email: steven.epstein@friedfrank.com

If to the Representative or the Sellers:	Highlander Partners, L.P. 300 Crescent Court, Suite 550

Dallas, TX 75201
Attention: Christopher McRorie
Email: cmcrorie@highlander-partners.com

with a copy (which shall not constitute notice) to:	Katten Muchin Rosenman LLP 2121 N. Pearl Street, Suite 1100
Dallas, TX 75201
Attention: Mark S. Solomon & Peter Bogdanow
Email: mark.solomon@katten.com peter.bogdanow@katten.com

Section 9.04   Interpretation. For purposes of this Agreement: (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive and shall have the meaning commonly ascribed to the term “and/or”; (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole; (d) words in the singular include the plural and vice versa; (e) the use in this Agreement of a pronoun in reference to a party hereto includes the masculine, feminine or neuter, as the context may require; and (f) the words “will” and “will not” are expressions of command and not merely expressions of future intent or expectation with the same meaning as the words “shall” and “shall not”. Unless the context otherwise requires, references herein: (x) to Articles, Sections, the Disclosure Schedules and Exhibits mean the Articles and Sections of, and the Disclosure Schedules delivered with and Exhibits attached to, this Agreement, respectively; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. When calculating the period of time before which, within which or following which any act is to be done or step is to be taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded, and if the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day. Any action required to be taken “within” a specified time period following the occurrence of an event shall be required to be taken by no later than 11:59 p.m. central time on the last day of such time period. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and such phrase shall not mean “if”. The phrase “ordinary course of business” means (whether or not such phrase includes any reference to past practice), with respect to the Acquired Companies, solely in the ordinary course of business of the Acquired Companies consistent with past practice. All documents and agreements relating to the Acquired Companies that have been posted, at least three (3) Business Days prior to the date hereof, to the electronic data room established by or on behalf of the Company with respect to the transactions contemplated by this Agreement shall be deemed to have been “delivered”, “provided” or “made available” (or any phrase of similar import) to Buyer by the Company. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 9.05   Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 9.06   Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 9.07   Entire Agreement. This Agreement, including the Exhibits hereto and the Disclosure Schedules, and the Confidentiality Agreement constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter.

Section 9.08   Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other parties, which consent shall not be unreasonably withheld or delayed; provided that, notwithstanding anything to the contrary in the foregoing, Buyer may (i) assign all or any portion of its rights and obligations under this Agreement to any Affiliate of Buyer or (ii) collaterally assign its rights hereunder to a new lender to the Acquired Companies, in each case without such consent of any of the other parties. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 9.09   No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except pursuant to Section 6.05, Section 9.15 and Section 9.16.

Section 9.10   Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement set forth in writing and signed by Buyer, the Company and the Representative. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 9.11   Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)      This Agreement shall be governed by and construed in accordance with the internal Laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule and all claims or causes of action (whether in contract, in tort or otherwise, and whether in Law, in equity or otherwise) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) shall be determined and adjudicated under the Laws of the State of Delaware.

(b)      ANY LEGAL ACTION ARISING OUT OF, RELATING TO OR BASED UPON THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER IN CONTRACT, IN TORT OR OTHERWISE, AND WHETHER IN LAW, IN EQUITY OR OTHERWISE) SHALL BE INSTITUTED IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE (OR, ONLY IF THE COURT OF CHANCERY OF THE STATE OF DELAWARE DOES NOT HAVE OR DECLINES TO ACCEPT JURISDICTION OVER A PARTICULAR MATTER, THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF DELAWARE IN EACH CASE LOCATED IN THE CITY OF WILMINGTON, DELAWARE), AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH ACTION. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY ACTION BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY ACTION IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)      EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY KNOWINGLY, INTENTIONALLY, VOLUNTARILY, IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11(c).

Section 9.12   Specific Performance. The parties acknowledge that irreparable damages would occur if any of the provisions of this Agreement were not performed, or threatened not to be performed, by Buyer, on the one hand, or any Seller, the Representative or the Company, on the other hand, in accordance with their specific terms or were otherwise breached and that money damages or other legal remedies would not be adequate for any such damages. It is accordingly agreed that each of Buyer, the Representative (on behalf of Sellers) and the Company shall be entitled (in addition to any other remedy that may be available to them) to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement. The parties hereto further agree that no party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referenced in this Section 9.12 and the parties waive any objection to the imposition of such relief or any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument; provided, however, to the extent any such bond or similar instrument is required by applicable Law or Governmental Order, the parties expressly agree and intend that a bond or similar instrument in the amount of $100 shall be sufficient and reasonable.

Section 9.13  Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument. The signature of any party hereto to any counterpart hereof shall be deemed a signature to, and may be appended to, any other counterpart hereof. In the event that any signature to this Agreement or any other agreement, certificate or instrument delivered in connection herewith is delivered by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such “.pdf” signature page were an original thereof. Once signed, this Agreement may be delivered by “.pdf” format, and any reproduction of this Agreement made by reliable means (e.g., photocopy, facsimile or portable document format) is considered an original.

Section 9.14   Non-Recourse. This Agreement may only be enforced against, and any Action based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the Persons that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. No past, present or future director, officer, employee, incorporator, manager, member, partner, stockholder, Affiliate, agent, attorney or other representative of any party hereto or of any Affiliate of any party hereto, or any of their successors or permitted assigns, shall have any liability for any obligations or liabilities of any party hereto under this Agreement or for any claim or action based on, in respect of or by reason of the transactions contemplated hereby. Nothing in this Agreement shall prohibit any party from asserting a claim for Fraud.

Section 9.15   Conflicts. Each of the parties hereto acknowledges and agrees, on its own behalf and on behalf of its representatives and Affiliates, that the Acquired Companies are currently represented by Katten and that Katten has jointly represented the Acquired Companies, the Representative and the Sellers in connection with this Agreement and the transactions contemplated hereby. After the Closing, it is possible that Katten will represent one or more of the Sellers, the Representative and/or their respective representatives and Affiliates (individually and collectively, the “Seller Group”) in connection with a variety of matters, including matters adverse or potentially adverse to the interests of Buyer and/or the Acquired Companies. Each of the parties to this Agreement hereby agrees that Katten (or any successor) may serve as counsel to all or a portion of the Seller Group, in connection with any such matter arising after the date hereof. Each of the parties hereto consents to such representation, and waives any conflict of interest arising therefrom. Each of the parties hereto acknowledges that such consent and waiver is voluntary, that it has been carefully considered, and that the parties have consulted with counsel or have been advised they should do so in connection herewith. Each of the parties further agrees that all communications or privileged materials between Katten, on the one hand, and the Acquired Companies (or any representative of the Acquired Companies), the Representative or any Seller, on the other hand, prior to the Closing (together with any other legally protected or privileged communications or materials including those between members of the Seller Group) as well as any privileged communications between Christopher McRorie or any other in-house counsel of Highlander Partners, L.P. or the Acquired Companies, on the one hand, and the Acquired Companies and/or any member of the Seller Group, on the other hand, in each case, made in connection with the negotiation, preparation, execution and delivery of and performance under, or any dispute or proceeding arising out of or relating to, this Agreement, any other Transaction Document or any other agreement contemplated hereby or thereby or the transactions contemplated hereby or thereby, or any matter relating to any of the foregoing (collectively, “Privileged Materials”), are the property of the Sellers (acting through the Representative) and that Buyer and the Acquired Companies cannot obtain copies of, or access to, any such Privileged Materials without a waiver from the Representative (not to be unreasonably withheld). Each of the parties expressly agrees that, at and after the Closing (and continuing indefinitely thereafter), any privilege related to any of the Privileged Materials shall be solely controlled by the Sellers (acting through the Representative). Buyer further agrees that it will not, and that it will not permit the Acquired Companies to, seek to obtain any such Privileged Materials, including by way of review of any electronic communications or documents or by otherwise asserting that Buyer has the right to waive the attorney-client or other privilege. In the event that any of Buyer or the Acquired Companies is required by Governmental Order or otherwise to access or obtain a copy of such Privileged Materials, Buyer shall immediately (and, in any event, within two (2) Business Days) notify the Representative in writing (including by making specific reference to this Section 9.15) so that the Representative can seek a protective order and Buyer agrees to use all commercially reasonable efforts to assist therewith at the Representative’s expense. Notwithstanding anything to the contrary in the foregoing, in the event that a dispute arises after the Closing between Buyer or the Acquired Companies, on the one hand, and a third party other than the Seller Group or any of their Affiliates, on the other hand, Buyer and the Acquired Companies may assert the attorney-client privilege to prevent the disclosure of the Privileged Materials to such third party.

Section 9.16   Release.

(a)      For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, effective as of the Closing, each Seller, on its own behalf, and on behalf of any successors, assigns and Affiliates (collectively, the “Seller Releasor Parties”), hereby fully releases, remises, acquits and discharges forever, irrevocably and unconditionally, the Acquired Companies, and their present and former directors, officers, shareholders, members, employees, agents, attorneys, representatives, successors, beneficiaries, heirs and assigns (collectively, the “Company Releasees”) from, against and with respect to any and all actions, accounts, agreements, causes of action, complaints, charges, claims, covenants, Contracts, costs, damages, demands, debts, defenses, duties, expenses, executions, fees, injuries, interest, judgments, liabilities, losses, obligations, penalties, promises, reimbursements, remedies, suits, sums of money, and torts of any kind and nature whatsoever, whether in law, equity or otherwise, direct or indirect, fixed or contingent, foreseeable or unforeseeable, liquidated or unliquidated, known or unknown, matured or unmatured, absolute or contingent, determined or determinable (collectively, the “Claims” and each individually, a “Claim”), which any of the Seller Releasor Parties, their respective successors, Affiliates and assigns, or anyone claiming through or under any of the Seller Releasor Parties, ever had or now has, or may hereafter have or acquire, against the Company Releasees for or by reason of any matter, cause or thing whatsoever arising out of, or relating to, the Company Releasees’ ownership interest in an Acquired Company prior to the Closing; except, that, the release provided under this Section 9.16 will not release the Company Releasees from (i) any of their obligations under this Agreement or any other Transaction Document, (ii) any Claim for fraud or any criminal activity, (iii) any Claim arising under any of the documents, agreements and instruments executed in connection with the Restructuring, or (iv) any Claim of any portfolio company that is an Affiliate of the Representative or Highlander Partners, L.P.

(b)      For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, effective as of the Closing, each Acquired Company, on its own behalf, and on behalf of any successors, assigns and Affiliates (collectively, the “Company Releasor Parties”), hereby fully releases, remises, acquits and discharges forever, irrevocably and unconditionally, the Sellers and their present and former directors, officers, shareholders, members, employees, agents, attorneys, representatives, successors, beneficiaries, heirs and assigns (collectively, the “Seller Releasees”) from, against and with respect to any and all Claims which any of the Company Releasor Parties, their respective successors, Affiliates and assigns, or anyone claiming through or under any of the Company Releasor Parties, ever had or now has, or may hereafter have or acquire, against the Seller Releasees for or by reason of any matter, cause or thing whatsoever arising out of, or relating to, the Seller Releasees’ ownership interest in an Acquired Company prior to the Closing; except, that, the release provided under this Section 9.16 will not release the Seller Releasees from (i) any of their obligations under this Agreement or any other Transaction Document, (ii) any Claim for fraud or any criminal activity, (iii) any Claim arising under any of the documents, agreements and instruments executed in connection with the Restructuring, (iv) any Claim against any portfolio company that is an Affiliate of the Representative or Highlander Partners, L.P., or (v) any Claim against any employee of the Acquired Companies.

Section 9.17   Representative.

(a)      Each Seller, by his, her or its acceptance of the Purchase Price, hereby appoints, authorizes and empowers the Representative to act as the agent of the Sellers for the purposes and with the powers and authority hereinafter set forth in this Section 9.17, which shall include the full power and authority:

(i)      as the Representative, to enforce and protect the rights and interests of the Sellers arising out of or under or in any manner relating to this Agreement and, in connection therewith, to (A) resolve all questions, disputes, conflicts and controversies concerning (I) the determination of amounts pursuant to ARTICLE II, (II) matters relating to Taxes pursuant to Section 6.03 and (III) calculations pursuant to the Waterfall; (B) employ such agents, consultants and professionals, to delegate authority to its agents, to take such actions and to execute such documents on behalf of the Sellers in connection with ARTICLE II and the rest of this Agreement as the Representative, in its reasonable discretion, deems to be in the best interest of the Sellers; (C) assert or institute any claim, action, proceeding or investigation pursuant to this Agreement; (D) investigate, defend, contest or litigate any claim, action, proceeding or investigation initiated by Buyer, or any other Person, against all Sellers, and receive process on behalf of all Sellers in any such claim, action, proceeding or investigation and compromise or settle on such terms as the Representative shall determine to be appropriate, give receipts, releases and discharges on behalf of all Sellers with respect to any such claim, action, proceeding or investigation pursuant to this Agreement; (E) file any proofs, debts, claims and petitions as the Representative may deem advisable or necessary; (F) prepare and file any Tax Returns; (G) settle or compromise any claims asserted in connection with this Agreement; and (H) file and prosecute appeals from any decision, judgment or award rendered in any of the foregoing claims, actions, proceedings or investigations pursuant to this Agreement, it being understood and agreed that the Representative shall not have any obligation to take any such actions, and shall not have liability for any failure to take any such action; and

(ii)      to be reimbursed from the Representative Fund for any costs, expenses or other fees that may be paid or borne by the Representative pursuant to the terms here of and to pay amounts out of the Representative Fund in connection with any of the foregoing, it being understood and agreed that the Representative (A) shall not have any obligation to take any such actions, (B) shall not be required to expend any of its own funds, (C) shall not have any liability for any failure to take any such action and (D) shall have the right, to the extent the Representative Fund is exhausted, to request, with reasonable advance notice, that each Seller replenish the Representative Fund until the Representative Fund contains an amount equal to the initial amount used to fund the Representative Fund; provided, however, that no Seller shall be liable to replenish the Representative Fund for any amount that exceeds an amount equal to such Seller’s pro rata portion of the total amount, as determined in accordance with such Seller’s percentage of the Purchase Price, received, and in no event exceeding such Seller’s pro rata portion of the Final Purchase Price.

(b)      Notwithstanding anything contained in this Agreement to the contrary, prior to the determination of the Final Purchase Price and the full payment of the Net Negative Adjustment Amount (if any) in accordance with Section 2.05, the Representative shall not be permitted to use any portion of the Representative Fund for any purpose, other than (i) to satisfy any payment obligation owed to Buyer pursuant to Section 2.05 and (ii) to pay the fees and expenses of the Representative incurred in its capacity as such or to pay amounts on behalf of the Sellers, in each case under this clause (ii) in an amount not to exceed $1,000,000 in the aggregate. Following the determination of the Final Purchase Price and the full payment of the Net Negative Adjustment Amount (if any) in accordance with Section 2.05, the Representative shall be permitted to use or disburse any remaining portion of the Representative Fund in accordance with this Section 9.17.

(c)      Buyer and the Company after the Closing shall be entitled to rely exclusively upon the communications of the Representative, but only as it relates to the foregoing, as the communications of the Sellers. Neither Buyer nor the Company (A) need be concerned with the authority of the Representative to act on behalf of all Sellers hereunder, or (B) shall be held liable or accountable in any manner for any act or omission of the Representative in such capacity.

(d)      The agency established hereby may be changed from time to time upon not less than five days’ prior written notice to Buyer by the written consent of Sellers that held a majority of the Membership Interests immediately prior to the Closing. The Representative, or any successor hereafter appointed, may resign at any time by written notice to the Sellers (with a copy to Buyer). A successor Representative will be named by the written consent of the Sellers who held a majority of the Membership Interests immediately prior to the Closing. All power, authority, rights and privileges conferred in this Agreement to Highlander Partners Candy, LLC will apply to any successor Representative.

(e)      The grant of authority provided for in this Section 9.17 is coupled with an interest and is being granted, in part, as an inducement to the Company, the Sellers and Buyer to enter into this Agreement and shall be irrevocable and survive the death, incompetency, bankruptcy or liquidation of any Seller and shall be binding on any successor thereto.

(f)      Except as otherwise provided in Section 9.17(a)(ii), the Representative shall not be entitled to any fee, commission or other compensation for the performance of its service hereunder. In dealing with this Agreement and any instruments, agreements or documents relating thereto, and in exercising or failing to exercise all or any of the powers conferred upon the Representative hereunder or thereunder, (A) the Representative shall not assume any, and shall incur no, responsibility whatsoever to any Seller by reason of any error in judgment or other act or omission performed or omitted hereunder or in connection with this Agreement, unless by the Representative’s gross negligence or willful misconduct, and (B) the Representative shall be entitled to rely on the advice of counsel, public accountants or other independent experts experienced in the matter at issue, and any error in judgment or other act or omission of the Representative pursuant to such advice shall in no event subject the Representative to liability to any Seller unless by the Representative’s gross negligence or willful misconduct. Except as set forth in the previous sentence, notwithstanding anything to the contrary contained herein, the Representative, in its role as Representative, shall have no liability whatsoever to the Acquired Companies or any other Person (other than Buyer). Each Seller, severally, shall indemnify the Representative up to, but not exceeding, an amount equal to such Seller’s pro rata portion of the total amount, as determined in accordance with such Seller’s percentage of the Purchase Price, received, and in no event exceeding such Seller’s pro rata portion of the Final Purchase Price, against all damages, liabilities, claims, obligations, costs and expenses, including reasonable attorneys’, accountants’ and other experts’ fees and the amount of any judgment against it, of any nature whatsoever, arising out of or in connection with any claim or in connection with any appeal thereof, relating to the acts or omissions of the Representative hereunder, except for such damages, liabilities, claims, obligations, costs and expenses, including reasonable attorneys’, accountants’ and other experts’ fees and the amount of any judgment against the Representative that arise from the Representative’s gross negligence or willful misconduct. The foregoing indemnification shall not be deemed exclusive of any other right to which the Representative may be entitled apart from the provisions hereof. In the event of any indemnification under this Section 9.17(e), each Seller shall promptly deliver to the Representative full payment of its ratable share of such indemnification claim. All of the indemnities, immunities and powers granted to the

Representative under this Agreement shall survive the Closing and/or any termination of this Agreement.

[Signature page(s) follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

COMPANY:

BETTERA HOLDINGS, LLC

By:	/s/ Christopher McRorie
Name:	Christopher McRorie
Title:	Vice President, General Counsel and
Secretary

SELLERS:

HIGHLANDER PARTNERS CANDY, LLC

By:	/s/ Christopher McRorie
Name:	Christopher McRorie
Title:	Vice President, General Counsel and
Secretary

HIGHLANDER PARTNERS WELLNESS, LLC

By:	/s/ Christopher McRorie
Name:	Christopher McRorie
Title:	Vice President, General Counsel and
Secretary

BETTERA MANAGEMENT HOLDINGS, LLC

By:	/s/ Christopher McRorie
Name:	Christopher McRorie
Title:	Vice President, General Counsel and
Secretary

[Signature Page to Membership Interest Purchase Agreement]

NORWEST MEZZANINE PARTNERS IV-EQUITY, L.P.

By: Itasca Mezzanine Partners IV, LLC
Its: General Partner

By: Norwest Venture Capital Management, Inc.
Its: Management Member

By:	/s/ Carter Balfour
Name:	Carter Balfour
Title:	Authorized Signatory

GIMBAL BROTHERS HOLDINGS, INC.

By:	/s/ Estle Kominowski
Name:	Estle Kominowski
Title:	President

HILO HOLDINGS, LLC

By:	/s/ Andrew Sauer
Name:	Andrew Sauer
Title:	President

VJL ENTERPRISES, INC.

By:	/s/ Paul Vincent Klee Jr.
Name:	Paul Vincent Klee Jr.
Title:	President

[Signature Page to Membership Interest Purchase Agreement]

REPRESENTATIVE:

HIGHLANDER PARTNERS CANDY, LLC

By:	/s/ Christopher McRorie
Name:	Christopher McRorie
Title:	Vice President, General Counsel and
Secretary

[Signature Page to Membership Interest Purchase Agreement]

BUYER

CATALENT PHARMA SOLUTIONS, INC.

By:	/s/ Aristippos Gennadios
Name:	Aristippos Gennadios
Title:	President, Softgel & Oral
Technologies

[Signature Page to Membership Interest Purchase Agreement]